EXHIBIT 10.8

Execution Version

Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

ALTALINK, L.P.
as Borrower,
- and -
ALTALINK MANAGEMENT LTD.
as General Partner
- and -
THE BANK OF NOVA SCOTIA
as Administrative Agent of the Lenders, Co-Lead Arranger and Co-Bookrunner
- and -
ROYAL BANK OF CANADA
as Syndication Agent, Co-Lead Arranger and Co-Bookrunner
- and -
THE BANK OF MONTREAL AND NATIONAL BANK OF CANADA
as Co-Documentation Agents
- and -
THE BANK OF NOVA SCOTIA, ROYAL BANK OF CANADA, THE BANK OF MONTREAL, NATIONAL BANK OF CANADA, THE TORONTO-DOMINION BANK AND ATB FINANCIAL, AND ALL OTHER LENDERS WHICH FROM TIME TO TIME BECOME PARTIES HEREUNDER,
as Lenders

Page

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	References	15
1.3	Headings	15
1.4	Included Words	15
1.5	Amendment and Restatement: No Novation	15
1.6	Time	15
1.7	Governing Law/Attornment	15
1.8	Currency	15
1.9	Certificates and Opinions	15
1.10	Accounting Terms	16
1.11	Rates	16
1.12	Schedules	17
ARTICLE 2 AMOUNT AND TERMS OF THE COMMERCIAL PAPER BACK-UP FACILITY		17
2.1	Credit Facility	17
2.2	Cancellation	17
2.3	Particulars of Borrowings	17
2.4	Borrowing Notice	18
2.5	Books of Account	19
2.6	Further Provisions Account/Evidence of Borrowings	19
2.7	Certification to Third Parties	20
2.8	Benchmark Replacement Setting	20
ARTICLE 3 INTEREST		21
3.1	Interest on Prime Rate Loans	21
3.2	Interest on Term CORRA Loans	22
3.3	Interest on Daily Compounded CORRA Loans	22
3.4	Interest on Overdue Amounts	22
3.5	Other Interest	22
3.6	Interest Act (Canada)	22
3.7	Deemed Reinvestment Principle	23
3.8	Maximum Return	23
3.9	Intentionally Deleted	23
3.10	Inability to Determine CORRA Rates	23
ARTICLE 4 FEES		24
4.1	Standby Fee	24
4.2	Basis of Calculation of Fees	24

-i-

(continued)
Page

ARTICLE 5 PAYMENT		24
5.1	Voluntary Repayment of Outstanding Accommodations	26
5.2	Repayment on Maturity Date and Extension	26
5.3	Excess Accommodations	26
5.4	Illegality	26
ARTICLE 6 PAYMENTS AND INDEMNITIES		27
6.1	Payments on Non-Business Days	27
6.2	Method and Place of Payment	27
6.3	Net Payments	27
6.4	Administrative Agent May Debit Account	27
6.5	Currency of Payment	27
6.6	Taxes	28
6.7	Increased Costs	29
6.8	General Indemnity	30
6.9	Mitigation Obligations: Replacement of Lenders	31
6.10	Illegality	32
ARTICLE 7 SECURITY		32
7.1	Security	32
ARTICLE 8 REPRESENTATIONS AND WARRANTIES		33
8.1	Representations and Warranties	33
8.2	Survival of Representations and Warranties	35
ARTICLE 9 COVENANTS		36
9.1	Trust Indenture	36
9.2	Covenants	36
9.3	Maintenance of Total Capitalization	37
ARTICLE 10 CONDITIONS PRECEDENT TO BORROWINGS		38
10.1	Conditions Precedent to Effectiveness of this Agreement	38
10.2	Conditions Precedent to All Borrowings, Conversions	39
10.3	Waiver	39
ARTICLE 11 EVENTS OF DEFAULT		40
11.1	Events of Default	40
11.2	Remedies	40
11.3	Remedies Cumulative	41
11.4	Appropriation of Moneys Received	41
11.5	Non-Merger	41
11.6	Waiver	41
11.7	Set-off	41

-ii-

(continued)
Page

ARTICLE 12 THE ADMINISTRATIVE AGENT AND THE LENDERS		42
12.1	Authorization of Administrative Agent and Relationship	42
12.2	Disclaimer of Administrative Agent	43
12.3	Failure of Lender to Fund	43
12.4	Replacement of Lenders	44
12.5	Payments by the Borrower	45
12.6	Payments by Administrative Agent	46
12.7	Direct Payments	47
12.8	Administration of the Credit Facility	47
12.9	Rights of Administrative Agent	49
12.10	Acknowledgements, Representations and Covenants of Lenders	50
12.11	Collective Action of the Lenders	51
12.12	Successor Administrative Agent	51
12.13	Provisions Operative Between Lenders and Administrative Agent Only	52
12.14	Assignments and Participation - Approvals	52
12.15	Assignments	52
12.16	Participation	53
12.17	Erroneous Payment Provision	54
ARTICLE 13 MISCELLANEOUS		56
13.1	Expenses	56
13.2	Further Assurances	57
13.3	Notices	57
13.4	Survival	58
13.5	Benefit of Agreement	59
13.6	Severability	59
13.7	Entire Agreement	59
13.8	Credit Documents	59
13.9	Counterparts	59
13.10	Amendments/Approvals and Consents/Waivers	59
13.11	Acknowledgement	59
SCHEDULE 1 BORROWER’S CERTIFICATE OF COMPLIANCE
SCHEDULE 2(A) NOTICE OF BORROWING
SCHEDULE 2(B) NOTICE OF ROLLOVER
SCHEDULE 2(C) NOTICE OF CONVERSION
SCHEDULE 3 NOTICE OF EXTENSION
SCHEDULE 4 ASSIGNMENT AGREEMENT
SCHEDULE 5 LENDERS’ COMMITMENTS

-iii-

THIS SIXTH AMENDED AND RESTATED CREDIT AGREEMENT is made as of December 15, 2023
A M O N G :
ALTALINK MANAGEMENT LTD., as general partner of ALTALINK, L.P., as Borrower,
- and -
ALTALINK MANAGEMENT LTD.,
as General Partner,
- and -
THE BANK OF NOVA SCOTIA
as Administrative Agent of the Lenders, Co-Lead Arranger and Co-Bookrunner
- and -
ROYAL BANK OF CANADA
as Syndication Agent, Co-Lead Arranger and Co-Bookrunner
- and -
THE BANK OF MONTREAL AND NATIONAL BANK OF CANADA
as Co-Documentation Agents
- and -
THE BANK OF NOVA SCOTIA, ROYAL BANK OF CANADA, THE BANK OF MONTREAL, NATIONAL BANK OF CANADA, THE TORONTO-DOMINION BANK AND ATB FINANCIAL, AND ALL OTHER LENDERS WHICH FROM TIME TO TIME BECOME PARTIES HEREUNDER,
as Lenders
WHEREAS the Borrower, the General Partner, BNS, as administrative agent, co-lead arranger and co-bookrunner, RBC, as syndication agent, co-lead arranger and co-bookrunner, BMO, as co-documentation agent, NBC, as co-documentation agent, and the Lenders are party to a Fifth Amended and Restated Credit Agreement dated as of January 24, 2020 (such agreement, as amended by a first amending agreement dated as of May 17, 2021, a second amending agreement dated as of December 15, 2021 and a third amending agreement dated as of December 15, 2022, the “Existing Credit Agreement”) which Existing Credit Agreement was an amendment and restatement of an amended and restated credit agreement dated as of December 17, 2015;

AND WHEREAS the Borrower has requested, and the Lenders have agreed, to extend the Maturity Date and to make additional amendments to the Existing Credit Agreement and to amend and restate the Existing Credit Agreement, as herein contained;
AND WHEREAS BNS has agreed to act as sole Administrative Agent, Co-Lead Arranger and Co-Bookrunner, RBC has agreed to act as sole Syndication Agent, Co-Lead Arranger and Co-Bookrunner, and BMO and NBC have agreed to act as Co-Documentation Agents;
NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained in this Agreement, the Borrower, the General Partner, the Administrative Agent, Co-Lead Arrangers, Co-Bookrunners, Co-Documentation Agents, Syndication Agent and Lenders covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1    Definitions
In this Agreement, unless the context otherwise requires, all capitalized terms shall have the meaning ascribed thereto in the Trust Indenture provided that the following terms shall have the following meanings (whether or not defined in the Trust Indenture):
“Accommodations” means the Loans under this Credit Facility and shall refer to any one or more of such types where the context requires.
“Administrative Agent” means BNS, or any Successor Administrative Agent appointed under Section 12.12.
“Administrative Agent’s Account” means the account at the Branch into which Lenders’ Advances shall be deposited for payment to the Borrower.
“Adjusted Daily Compounded CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Daily Compounded CORRA for such calculation plus (b) the Daily Compounded CORRA Adjustment.
“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment.
“Advance” means an advance by the Lenders or any of them of any Accommodation, and shall include deemed Advances and conversions, renewals and rollovers of existing Advances, and any reference relating to the amount of Advances shall mean the Canadian Dollar Amount of all outstanding Accommodation.
“Advanced Share” means the percentage of the total amount of Advances to the Borrower that has been made by a particular Lender at any time.
“Agreement” means this Sixth Amended and Restated Credit Agreement and the Schedules hereto, as amended, supplemented or restated from time to time.

“Applicable Laws” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any governmental authority, binding on or affecting the person referred to in the context in which the term is used or binding on or affecting the property of such person, in each case whether or not having the force of law.
“Applicable Margin” means the applicable fee or margin amount set out in the following grid for the rating which corresponds to the rating received for the Borrower from Standard & Poor’s, Moody’s or DBRS (collectively, the “Rating Agencies”) and which is determined below:

Rating Standard & Poor’s, Moody’s and DBRS	Term CORRA & Daily Compounded CORRA Margin	Prime Margin	Standby Fee
>A / A2 / A	70 bps	0 bps	14.0 bps
A / A2 / A	80 bps	0 bps	16.0 bps
A- / A3 / A (low)	100 bps	0 bps	20.0 bps
BBB+ / Baa1/ BBB (high)	120 bps	20 bps	24.0 bps
< BBB+ / Baa1 / BBB (high)	145 bps	45 bps	29.0 bps

The ratings set forth in the foregoing table are the ratings assigned by each of the Rating Agencies to the Borrower until such time as ratings are assigned to the Outstanding Senior Bonds after which time the ratings set forth on the foregoing table shall refer to the ratings assigned by each of the Rating Agencies to the Outstanding Senior Bonds. For purposes of this Agreement, if at any time the ratings assigned by the Rating Agencies fall within different rating categories in accordance with the above table, the applicable rating category for purposes of calculating the Applicable Margin shall be determined as follows:
(a)    if only two Rating Agencies publish ratings of the Borrower and/or the Outstanding Senior Bonds, as applicable, the rating category containing the highest assigned rating shall govern, unless the difference in the ratings published by such two Rating Agencies is: (i) two rating levels, in which case the applicable rating shall be deemed to be the average between such two ratings; and (ii) more than two rating levels, in which case the applicable rating shall be deemed to be the rating one level higher than the lowest of such ratings;
(b)    if all three Rating Agencies publish ratings of the Borrower and/or the Outstanding Senior Bonds, as applicable, and two (2) of the Rating Agencies publish a similar rating category, such similar rating category shall govern; and

(c)    if all three Rating Agencies publish ratings of the Borrower and/or the Outstanding Senior Bonds, as applicable, which are different, the middle rating category of the three ratings shall govern.
Any increase or decrease in the Applicable Margin (other than with respect to Term CORRA Loans) resulting from a change in the rating assigned by one or more Rating Agency shall be calculated with reference to the new Applicable Margin and fee effective on and after the date on which such rating change is published, notwithstanding that any affected Advance may have been made or issued prior to such date. Any increase or decrease in the Applicable Margin with respect to Term CORRA Loans shall apply to all Term CORRA Loans drawn by the Borrower or on rollover or conversion pursuant to Section 2.4, as of the date of such drawing, rollover or conversion, as the case may be.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.8(c).
“Benchmark” means, initially, the Term CORRA Reference Rate or Daily Compounded CORRA, as the case may be; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate, Daily Compounded CORRA, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.8(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event,
(a)where a Benchmark Transition Event has occurred with respect to Term CORRA Reference Rate, Daily Compounded CORRA; and;
(b)where a Benchmark Transition Event has occurred with respect to a Benchmark other than the Term CORRA Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.8.
“BMO” means The Bank of Montreal, its successors and permitted assigns.
“BNS” means The Bank of Nova Scotia, its successors and permitted assigns.
“Bond Delivery Agreement” means the bond delivery agreement dated as of October 24, 2014 among the parties hereto as the same may be amended, supplemented, restated or otherwise modified from time to time.
“Borrower” means AltaLink, L.P., a limited partnership created and existing under the Partnership Act (Alberta) and its permitted successors and permitted assigns.
“Borrower’s Account” means an account for the Borrower designated by the Borrower and maintained for the Borrower at the Branch of Account, pursuant to an account operating agreement between the Borrower and BNS.
“Borrower’s Certificate of Compliance” means a certificate of the Borrower in the form of Schedule 1 and signed on behalf of the Borrower by any one of the President, Chief Executive Officer, the Chief Financial Officer, an Executive Vice President, a Vice President, the Secretary, the Treasurer or Vice President and Controller of the Borrower or any other senior officer of the General Partner so designated by a certificate signed by the Chairman or President of the General Partner and filed with the Administrative Agent for so long as such designation shall be in effect.
“Borrowing” means the aggregate Accommodation to be obtained by the Borrower from one or more of the Lenders on any Borrowing Date.
“Borrowing Date” means the Business Day specified in a Borrowing Notice on which a Lender is or Lenders are requested to provide Accommodation.
“Borrowing Notice” has the meaning set out in Section 2.4.

“Branch” means the Global Wholesale Operations, 150 King Street West, 6th Floor, Toronto, Ontario M5H 1J9, or such other branch of the Administrative Agent in the City of Calgary as the Administrative Agent may from time to time designate in writing to the Borrower and the Lenders.
“Branch of Account” means the Calgary Commercial Banking Centre of the BNS situated at 240-8th Avenue S.W., Calgary, Alberta, or such other branch of the BNS in the City of Calgary as BNS may from time to time designate in writing to the Borrower.
“Business Day” means any day (excluding Saturday, Sunday and any day which shall be a legal holiday in Calgary, Alberta and Toronto, Ontario) on which the Administrative Agent is open at the Branch for the conduct of regular banking business.
“Canadian Dollar” or “Cdn.$” means lawful money of Canada.
“Canadian Dollar Amount” means, at any time, in relation to any outstanding Accommodation, in relation to a Loan denominated in Canadian Dollars, the principal amount thereof.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any Applicable Law by any Governmental Authority, provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Claim” shall have the meaning set out in Section 6.8.
“Co-Documentation Agents” means BMO and NBC, and their successors and permitted assigns.
“Co-Lead Arrangers and Co-Bookrunners” means BNS and RBC, and their successors and permitted assigns.
“Commercial Paper Program” means the commercial paper program established by the Borrower as contemplated by the “Information Memorandum Short-Term Promissory Notes” and Note Issuance and Payment Agreement between the Borrower and BNS each dated December 15, 2005, as amended, restated or supplemented from time to time.
“Commitment” means in respect of each Lender from time to time, the covenant to make Advances to the Borrower of the Lender’s Proportionate Share of the Committed Amount and, where the context requires, the maximum amount of Advances which such Lender has covenanted to make, as recorded on the Register maintained by the Administrative Agent referred to in Subsection 12.15(c).
“Committed Amount” means the aggregate maximum authorized amount of Accommodation under the Credit Facility from time to time.

“Conforming Changes” means, with respect to the use or administration of a Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of Borrowing Notices or prepayment notices, the applicability and length of lookback periods, the applicability of Section 5.1(b) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Contributing Lender” shall have the meaning set out in Subsection 12.3(b).
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“CORRA Loans” means Term CORRA Loans and Daily Compounded CORRA Loans.
“Credit Documents” means the Pledged Bond and Trust Indenture required by any Lender and, when executed and delivered by the Borrower.
“Credit Facility” means the credit facility established by the Lenders in favour of the Borrower pursuant to Section 2.1.
"Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a five (5) Business Day lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA; and provided that if Daily Compounded CORRA as so determined shall be less than the Floor, then Daily Compounded CORRA shall be deemed to be the Floor.
“Daily Compounded CORRA Adjustment” means (i) a percentage equal to 0.29547% for an Interest Period of one-month’s duration, and (ii) a percentage equal to 0.32138% for an Interest Period of three-months’ duration.
“Daily Compounded CORRA Loan” means any Loan in Canadian Dollars with respect to which interest is calculated under this Agreement for the time being on the basis of the Daily Compounded CORRA.
“Defaulting Lender” shall have the meaning set out in Subsection 12.3(b).

“Demand Date” means any date that repayment of Accommodation or any other amount outstanding under this Agreement is demanded under ARTICLE 11.
“Effective Date” means December 15, 2023 or such later date as may be agreed upon by the parties.
“Eighteenth Supplemental Indenture” means the Eighteenth Supplemental Indenture between the Borrower, the General Partner and the Trustee dated as of October 24, 2014 pursuant to which the Borrower shall issue the Pledged Bond, as such indenture may be amended, supplemented, restated or otherwise modified from time to time.
“Environmental Adverse Effect” means one or more of the following in connection with an Environmental Matter:
(a)    impairment or adverse alteration of the quality of the natural environment for any use that can be made of it by humans, or by any animal, fish or plant that is useful to humans;
(b)    injury or damage to property or to plant or animal life;
(c)    harm or material discomfort to any Person;
(d)    an adverse effect on the health of any Person;
(e)    impairment of the safety of any Person;
(f)    rendering any property or plant or animal life unfit for human use;
(g)    loss of enjoyment of normal use of property; and
(h)    interference with the normal conduct of business.
“Environmental Liability” means any liability of the Borrower under any Environmental Laws or any other Applicable Laws for any adverse impact on the environment, health or safety, including the Release of a Hazardous Substance, and any liability for the costs of any clean-up, preventative or other remedial action including costs relating to studies undertaken or arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any Government Authority to prevent or minimize any actual or threatened Release by the Borrower of any Hazardous Substance.
“Environmental Matter” means any past, present or future activity, event or circumstance in respect of the environment, health or safety including the Release of any Hazardous Substance including any substance which is hazardous to Persons, animals, plants, or which has a detrimental effect on the soil, air or water, or the generation, treatment, storage, use, manufacture, holding, collection, processing, treatment, presence, transportation or disposal of any Hazardous Substances.
“Environmental Proceeding” means any judgment, action, proceeding or investigation pending before any court or Government Authority, including any environmental Government Authority, with respect to or threatened against or affecting the Borrower or relating to the assets or liabilities of the Borrower or any of their respective operations, in connection with any Environmental Laws, Environmental Matter or Environmental Liability.

“Erroneous Payment” has the meaning assigned to it in Section 12.17(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.17(d).
“Erroneous Payment Impacted Loans” has the meaning assigned to it in Section 12.17(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.17(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.17(d).
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any Credit Document, (a) taxes imposed on or measured by its net income, branch profits taxes, franchise taxes imposed on it (in lieu of net income taxes), in each case, imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) in the case of a Foreign Lender, any Taxes imposed pursuant to the ITA as a result of such Lender (i) not dealing at arm's length (within the meaning of the ITA) with the Borrower, (ii) being a "specified non-resident shareholder" (as defined in subsection 18(5) of the ITA) of the Borrower, or not dealing at arm's length (within the meaning of the ITA) with a "specified shareholder" (as defined in subsection 18(5) of the ITA) of the Borrower, or (iii) being a "specified entity" (as defined in subsection 18.4(1) of the ITA, as it is proposed to be amended by certain Tax proposals released by the Department of Finance (Canada) on April 29, 2022) in respect of the Borrower (except in the case of (i) through (iii), where (x) the non-arm's length relationship, (y) the Lender being a "specified non-resident shareholder" of the Borrower, or not dealing at arm's length with a "specified shareholder" of the Borrower, or (z) the Lender being a "specified entity" in respect of the Borrower, as applicable, arises in connection with or as a result of the Lender having become a party to, received or perfected a security interest under or received or enforced any rights under, a Credit Document), (c) Taxes attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 6.6(d), and (d) withholding Taxes imposed under FATCA. For greater certainty, for purposes of item (b) above, a withholding tax includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the ITA or any successor provision thereto.
“Event of Default” shall have the meaning specified in Section 11.1.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing, and any fiscal or regulatory legislation, rules, guidance or practices by any jurisdiction to implement the foregoing.
“Fee Letter” means the ninth amended and restated fee letter entered into between BNS, the Borrower and the General Partner dated December 15, 2023, as such fee letter may be amended, restated supplemented or otherwise modified from time to time.

“Floor” means a rate of interest equal to 0%.
“Foreign Lender” means any Lender that is not resident for income tax or withholding tax purposes under the laws of the jurisdiction in which the Borrower is resident for tax purposes on the date hereof and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Credit Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition, Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“GAAP” means generally accepted accounting principles in effect in Canada at the time any calculation or determination is made or required to be made in accordance with generally accepted accounting principles, applied in a consistent manner from period to period, including the accounting recommendations published in the CPA Canada Handbook.
“General Partner” means AltaLink Management Ltd.
“Governmental Approvals” means any authorization, order, permit, approval, grant, licence, consent, right, privilege, certificate or the like which may be issued or granted by law or by rule, regulation, policy or directive of any Governmental Authority now or hereafter required in connection with the use, management, maintenance and operation of the Business by the Borrower.
“Governmental Authority” means with respect to any Person, any (i) international tribunal, agency, body, commission or other authority, any government, executive, parliament, legislature or local authority, or any governmental body, ministry, department or agency or regulatory authority, court, tribunal, commission or board of or within Canada or any foreign jurisdiction, or any political subdivision of any thereof or any authority having jurisdiction therein or (ii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, which in each case, has jurisdiction over a specified Person or its property and assets under the laws of the jurisdiction in which that Person or its property and assets are located.
“IFRS” means International Financial Reporting Standards established by the International Accounting Standards Board.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Payment Date” means (a) with respect to any Term CORRA Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part; and (b) with respect to any Daily Compounded CORRA Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part.
“Interest Period” means, (a) with respect to each Term CORRA Loan, the initial period (subject to availability) of one (1) month or three (3) months commencing on and including the date specified in the Borrowing Notice is made, applicable to such Term CORRA Loan and ending on and excluding the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately one (1) month or three (3) months as selected by the Borrower and notified to the Administrative Agent in writing commencing on and including the last day of the prior Interest Period; and (b) with respect to each Daily Compounded CORRA Loan, the initial period (subject to availability) of approximately one (1) month or three (3) months commencing on and including the date on which a Borrowing, rollover or is made, as the case may be, applicable to such Daily Compounded CORRA Loan and ending on and excluding the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately one (1) month or three (3) months commencing on and including the last day of the prior Interest Period; provided however that:
(i)in the case of the rollover, the last day of each Interest Period shall also be the first day of the next Interest Period;
(ii)the last day of each Interest Period shall be a Business Day and if not, the Borrower shall be deemed to have selected an Interest Period the last day of which is the first Business Day following the last day of the Interest Period selected by the Borrower, unless such first Business Day is in a succeeding calendar month, in which case, the last day of such Interest Period shall be the immediately preceding Business Day; and
(iii) notwithstanding any of the foregoing, the last day of each Interest Period shall be on or before the Maturity Date.
“ITA” means the Income Tax Act (Canada).
“Lenders” means BNS, RBC, BMO, NBC, The Toronto-Dominion Bank and ATB Financial and all other financial institutions from time to time that have become a Lender in accordance with this Agreement and “Lender” means any one of them.
“Loan” means the amount of Canadian Dollars advanced by a Lender or Lenders to the Borrower on any Borrowing Date pursuant to a Borrowing Notice.
“Loan Document” means this Credit Agreement and the Credit Documents.
“Loan Parties” means the Borrower and General Partner and “Loan Party” means each of the Borrower or the General Partner.
“Majority Lenders” means, at any time, Lenders having, in the aggregate, Proportionate Shares of a minimum of 66.7% of the Committed Amount.
“Material Adverse Effect” means a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents or on the validity or priority of any Security Interest held by the Administrative Agent, or an event which results in an Event of Default and includes an Environmental Adverse Effect which constitutes or results in any of the foregoing effects.
“Maturity Date” means December 15, 2028, as may be extended pursuant to Subsection 5.2(b).
“Notice of Extension” shall have the meaning specified in Section 5.2.
“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, taxes imposed as a result of a present or former connection between such Administrative Agent or any Lender and the jurisdiction imposing such tax (other than connections arising from such Administrative Agent or any Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender of its interest in a Loan or Commitment after the date hereof (other than such an assignment made pursuant to Section 6.9 or otherwise at the request of a Loan Party).
“Payment Recipient” has the meaning assigned to it in Section 12.17(a).
“Permitted JA Subsidiary” means a subsidiary of the Borrower formed for the sole purpose of facilitating the participation by the Borrower in a Permitted Joint Arrangement and “Permitted JA Subsidiaries” means one or more Permitted JA Subsidiary.
“Permitted Joint Arrangements” means one or more arrangements with other parties related to the development or operating projects for the transmission of electricity in Canada (including the bidding process thereto) and “Permitted Joint Arrangement” means any one of the Permitted Joint Arrangements.
“Pledged Bond” means the Two Billion Canadian Dollars (Cdn.$2,000,000,000) Series 18 Bond of the Borrower issued and certified under the Trust Indenture.
“Prime Rate” means for any day, the rate of interest per annum equal to the greater of (i) the rate per annum publicly declared by the Administrative Agent from time to time as its prime reference rate of interest for Canadian Dollar commercial loans made in Canada and (ii) Adjusted Term CORRA having the term of one month plus 100 basis points per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Borrower or any other Person.
“Prime Rate Loan” means any Loan in Canadian Dollars with respect to which interest is calculated under this Agreement for the time being on the basis of the Prime Rate.
“Proportionate Share” means the percentage of the Committed Amount which a Lender has agreed to advance pursuant to the Credit Facility, as set out in Schedule 5, which percentage shall be amended and distributed to all parties by the Administrative Agent from time to time as other Persons become Lenders.
“RBC” means Royal Bank of Canada, its successors and permitted assigns.
“Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.
“Schedule 1 Bank” means a bank listed on Schedule 1 under the Bank Act (Canada).
“Schedule 2 Bank” means a bank listed on Schedule 2 under the Bank Act (Canada).
“Syndication Agent” means RBC, its successors and permitted assigns.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day; provided, further, that if Term CORRA shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.
“Term CORRA Adjustment” means (i) a percentage equal to 0.29547% for an Interest Period of one-month’s duration, and (ii) a percentage equal to 0.32138% for an Interest Period of three-months’ duration.
“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Loan” means any Loan in Canadian Dollars with respect to which interest is calculated under this Agreement for the time being on the basis of the Adjusted Term CORRA.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Trust Indenture” means the amended and restated trust indenture made as of the 28th day of April, 2003 between the Borrower, the General Partner and BNY Trust Company of Canada, as trustee, as supplemented by Supplemental Indentures each dated April 29, 2002, May 10, 2002, October 1, 2002, April 28, 2003, June 5, 2003, December 8, 2003, December 15, 2005 and May 9, 2006, May 21, 2008, December 18, 2009, August 18, 2010, December 17, 2010, September 1, 2011, June 29, 2012, November 15, 2012, May 22, 2013, October 24, 2014, June 30, 2015 and December 14, 2018, as such amended and restated trust indenture may be further amended and supplemented from time to time.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisbursed Credit” means, at any time, the excess, if any, of the limit of the Credit Facility then in effect over the Canadian Dollar Amount of all Accommodations then outstanding under the Credit Facility.

1.2    References
The terms “Article”, “Section”, “Subsection” or “Paragraph” followed by a number refer to the specified Article, Section, Subsection or Paragraph of this Agreement unless otherwise expressly stated or the context otherwise requires.
1.3    Headings
The Article or Section or other headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement.
1.4    Included Words
Words importing the singular number only shall include the plural and vice versa where the context requires. The word “include” and derivatives thereof means “include without limitation”.
1.5    Amendment and Restatement: No Novation
The parties hereto acknowledge and confirm that this Agreement does not constitute a novation of the Existing Credit Agreement, as amended, restated, supplemented, otherwise modified or replaced from time to time, and that all debts, liabilities and obligations of the Borrower under the Existing Credit Agreement, as amended, restated, supplemented, otherwise modified or replaced from time to time (i) shall be debts, liabilities and obligations of the Borrower under this Agreement, (ii) shall remain unaffected, except as amended hereby and (iii) shall constitute “Obligations” for the purposes of the Eighteenth Supplemental Indenture and shall be subject to the Pledged Bond.
1.6    Time
Unless otherwise expressly stated, any reference herein to a time shall mean local time in Calgary, Alberta.
1.7    Governing Law/Attornment
This Agreement and the Credit Documents shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.
1.8    Currency
Unless otherwise specified herein, or the context otherwise requires, all statements of or references to dollar amounts in this Agreement and the Credit Documents shall mean Canadian Dollars.
1.9    Certificates and Opinions
(a)    Unless otherwise provided in a particular Schedule to this Agreement, each certificate and each opinion furnished pursuant to any provision of this Agreement shall specify the Section or Sections under which such certificate or opinion is furnished, shall include a statement that the Person making such certificate or giving such opinion has read the provisions of this Agreement relevant thereto and shall include a statement that, in the opinion of such Person, such Person has made such examination and investigation as is necessary to enable such Person to express an informed opinion on the matters set out in the certificate or opinion.

(b)    Whenever the delivery of a certificate or opinion is a condition precedent to the taking of any action by the Administrative Agent or a Lender or Lenders under this Agreement, the truth and accuracy of the facts and opinions stated in such certificate or opinion shall in each case be conditions precedent to the right of the Borrower to have such action taken, and each statement of fact contained therein shall be deemed to be a representation and warranty of the Borrower for the purposes of this Agreement.
1.10    Accounting Terms
Unless otherwise specified, all accounting terms used herein or in any other Credit Documents shall be interpreted in accordance with GAAP as now or hereafter adopted by (a) prior to January 1, 2011, the Canadian Institute of Chartered Accountants or any successor thereto; and (b) on and after January 1, 2011, IFRS, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles, consistently applied. In the event of a change in GAAP or following the adoption of IFRS, the Borrower and the Administrative Agent (with the approval of the Lenders) shall negotiate in good faith to revise (if appropriate) the financial ratios and financial covenants contained in this Agreement, such ratios and covenants to reflect GAAP as then in effect, in which case all calculations thereafter made for the purpose of determining compliance with such ratios and covenants shall be made on a basis consistent with GAAP in existence as at the date of such revisions. If the Borrower and the Administrative Agent cannot agree upon the required amendments immediately prior to the date of implementation of any accounting policy change, then all calculations of financial covenant, financial covenant thresholds or terms used in this Agreement or any other Credit Document shall be prepared and delivered on the basis of accounting policies of the Borrower as at the date hereof without reflecting such accounting policy change.
1.11    Rates.
The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Prime Rate, Term CORRA, Daily Compounded CORRA, Adjusted Term CORRA, Adjusted Daily Compounded CORRA or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Prime Rate, Term CORRA, Daily Compounded CORRA, Adjusted Term CORRA, Adjusted Daily Compounded CORRA or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Prime Rate, Term CORRA, Daily Compounded CORRA, Adjusted Term CORRA, Adjusted Daily Compounded CORRA or any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Prime Rate, Term CORRA, Daily Compounded CORRA, Adjusted Term CORRA, Adjusted Daily Compounded CORRA or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.12    Schedules
The following are the Schedules attached to and forming part of this Agreement:

Schedule 1	-	Borrower’s Certificate of Compliance
Schedule 2(A)	-	Borrowing Notice
Schedule 2(B)	-	Notice of Roll Over
Schedule 2(C)	-	Conversion Option Notice
Schedule 3	-	Notice of Extension
Schedule 4	-	Assignment Agreement
Schedule 5	-	Lenders

ARTICLE 2
AMOUNT AND TERMS OF THE COMMERCIAL PAPER BACK-UP FACILITY
2.1Credit Facility
Subject to and upon the terms and conditions set forth in this Agreement, the Lenders hereby establish in favour of the Borrower a revolving commercial paper back-up facility to be used for the purpose of supporting the Borrower’s Commercial Paper Program as well as for operating expenses, capital expenditures and working capital needs of the Borrower and the General Partner and their Subsidiaries, and for general corporate purposes including the payment of dividends by the Borrower on its equity securities, by way of Prime Rate Loans, Term CORRA Loans, and Daily Compounded CORRA Loans, and the aggregate Canadian Dollar Amount of all of the above outstanding at any time under this Credit Facility shall not exceed Five Hundred Million Canadian Dollars (Cdn$ 500,000,000).
2.2Cancellation
Subject to the provisions of ARTICLE 5, the Borrower may, at any time, by giving not less than two (2) Business Days’ prior written notice of cancellation to the Administrative Agent, cancel all or any part of the Undisbursed Credit as designated by the Borrower without penalty, provided that, if it is a part only, the minimum amount cancelled is One Million Canadian Dollars (Cdn.$1,000,000) or any multiples of One Million Canadian Dollars (Cdn.$1,000,000) in excess thereof. Effective on the date of cancellation set out in the applicable notice of cancellation, the Credit Facility shall be permanently reduced by the amount of Canadian Dollars stated in the notice of cancellation.
2.3Particulars of Borrowings
(a)    Notwithstanding any contrary provision contained in the Credit Documents, in the event of any conflict or inconsistency between any of the provisions in this Agreement and any of the provisions in Credit Documents, the provisions of this Agreement shall prevail.
(b)    No Borrowing shall be obtained at any time for any period which would extend beyond the earlier of (i) the date which is 364 days following the Borrowing Date in respect of such Borrowing, and (ii) the Maturity Date.

(c)    Subject to the provisions of Section 2.2 and ARTICLE 5, any Accommodation which is repaid may be subsequently re-drawn.
2.4Borrowing Notice
Whenever the Borrower desires to obtain a Borrowing, it shall give to the Administrative Agent prior written notice in the form attached as Schedule 2(A) (Notice of Borrowing), Schedule 2(B) (Notice of Rollover) or Schedule 2(C) (Notice of Conversion), as applicable (each, a “Borrowing Notice”), specifying, as applicable:
(a)    the amount, currency and type or types of Accommodation desired; provided that if the type of Accommodation is not specified, then it shall be deemed to be a Prime Rate Loan;
(b)    the Borrower’s Account at the Branch to which payment of the Borrowing is to be made, if applicable;
(c)    the requested Borrowing Date;
(d)    the term thereof or Interest Period thereof, as applicable; provided that if no Interest Period is specified with respect to any requested Term CORRA Loan or Daily Compounded CORRA Loan, then the Borrower shall be deemed to have selected an Interest Period of one (1) months duration; and
(e)    if applicable, the Accommodation to be renewed or converted and, where such Accommodation includes any Loan, the interest rate applicable thereto.
The Borrowing Notice shall be given to the relevant party entitled to receive same not later than 12:00 p.m. (Toronto, Ontario time):
(i)    on the applicable Borrowing Date, if the Accommodation is by way of Prime Rate Loans and is a new issue or if any such Accommodation to be drawn, converted or rolled over has a Canadian Dollar Amount in the aggregate equal to or greater than Five Hundred Thousand Canadian Dollars (Cdn.$500,000) and multiples of One Hundred Thousand Canadian Dollars (Cdn.$100,000) in excess thereof. In the event such Accommodation causes a Lender to incur costs relating solely to the providing of same day notice, the Borrower shall pay such costs to such Lender immediately upon request therefor;
(ii)    three Business Days prior to the applicable Borrowing Date, if the Accommodation is by way of Daily Compounded CORRA Loans and is a new issue or if any such Accommodation to be drawn, converted or rolled over has a Canadian Dollar Amount in the aggregate equal to or greater than One Million Dollars (Cdn.$1,000,000 and multiples of One Hundred Thousand Canadian Dollars (Cdn.$100,000) in excess thereof; and
(iii)    two Business Days prior to the applicable Borrowing Date, if the Accommodation is by way of Term CORRA Loans and is a new issue or if any such Accommodation to be drawn, converted or rolled over has a Canadian Dollar Amount in the aggregate equal to or greater than One Million Dollars (Cdn.$1,000,000) and multiples of One Hundred Thousand Canadian Dollars (Cdn.$100,000) in excess thereof .

Any Borrowing Notice received by the Administrative Agent on any Business Day after 12:00 p.m. (Toronto, Ontario time) shall be deemed to have been given to such party on the next succeeding Business Day.
2.5Books of Account
The Administrative Agent is hereby authorized to open and maintain books of account and other books and records evidencing all Loans advanced and repaid and all other amounts from time to time owing by the Borrower to the Lenders under this Agreement including interest, acceptance and standby and other fees, and to enter into such books and records details of all amounts from time to time owing, paid or repaid by the Borrower under this Agreement. The Borrower acknowledges, confirms and agrees with the Administrative Agent that all such books and records kept by the Administrative Agent will constitute prima facie evidence of the balance owing by the Borrower under this Agreement; provided, however, that the failure to make any entry or recording in such books and records shall not limit or otherwise affect the obligations of the Borrower under this Agreement. Notwithstanding the foregoing, each Lender is responsible for maintaining its own records as to Advances made by it, and in the event of any inconsistency between such Lender’s and the Administrative Agent’s records, the Administrative Agent’s records shall govern, absent manifest error.
2.6Further Provisions Account/Evidence of Borrowings
(a)    Co-ordination of Loans. Each Lender shall advance its Proportionate Share of each Loan in accordance with the following provisions:
(i)    the Administrative Agent shall advise each Lender of its receipt of a notice from the Borrower pursuant to Section 2.4, on the day such notice is received and shall, as soon as possible, advise each Lender of such Lender’s Proportionate Share of any Loan requested by the notice;
(ii)    each Lender shall deliver its Proportionate Share of such Loan to the Administrative Agent’s Account at the Branch not later than 11:00 a.m. (Toronto, Ontario time) on the Borrowing Date;
(iii)    when the Administrative Agent determines that all the conditions precedent to a Borrowing specified in this Agreement have been met or waived, it shall advance to the Borrower the amount delivered by each Lender by crediting the relevant Borrower’s Account(s) before 12:00 p.m. on the Borrowing Date, but if the conditions precedent to the Borrowing are not met or waived by 2:30 p.m. on the Borrowing Date, the Administrative Agent shall return the funds to the Lenders or invest them in an overnight investment as orally instructed by each Lender until such time as the Loan is advanced; and
(iv)    if the Administrative Agent determines that a Lender’s Proportionate Share of a Loan would not be a whole multiple of One Hundred Thousand Canadian Dollars (Cdn.$100,000), the amount to be advanced by that Lender may be increased or reduced by the Administrative Agent in its sole discretion to the nearest whole multiple of One Thousand Canadian Dollars (Cdn.$1,000).

2.7Certification to Third Parties
The Administrative Agent will promptly provide to the Borrower and third parties at the request of the Borrower a certificate as to the Canadian Dollar Amount of Accommodations outstanding from time to time under this Agreement, and giving such other particulars in respect of the Indebtedness as the Borrower may reasonably request.
2.8Benchmark Replacement Setting.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders. If the Benchmark Replacement is Adjusted Daily Compounded CORRA, all interest payments will be payable on the last day of each Interest Period.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.8(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.8 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.8.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans, which are of the type that have a rate of interest determined by reference to the then-current Benchmark, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to, (i) for a Benchmark Unavailability Period in respect of Term CORRA, Daily Compounded CORRA Loans, and (ii) for a Benchmark Unavailability Period in respect of a Benchmark other than Term CORRA, Prime Rate Loans.
ARTICLE 3
INTEREST
3.1Interest on Prime Rate Loans
Each Prime Rate Loan shall bear interest (both before and after demand, maturity, default and, to the extent permitted by law, judgment, with interest on overdue interest at the same rate) from and including the Borrowing Date for such Loan to, but not including, the date of repayment of such Loan on the unpaid principal amount of such Loan at a nominal rate per annum equal to the Prime Rate plus the Applicable Margin, which shall, in each case, change automatically without notice to the Borrower as and when: (i) the Prime Rate shall change so that at all times the rates set forth above shall be the Prime Rate then in effect; and (ii) the Applicable Margin shall change so that at all times the Applicable Margin shall be computed on the basis of the actual rating of the Borrower then in effect. Interest on each Prime Rate Loan shall be computed on the basis of the actual number of days elapsed divided by 365 or 366, as applicable. Interest in respect of outstanding Prime Rate Loans shall be payable monthly in arrears on the first Business Day of each month; provided, however, that interest on overdue interest shall be payable on demand.
3.2Interest on Term CORRA Loans.
Each Term CORRA Loan shall bear interest (both before and after demand, maturity, default and, to the extent permitted by law, judgment, with interest on overdue interest at the same rate)

during each Interest Period at a rate per annum equal to Adjusted Term CORRA, plus the Applicable Margin then in effect, which shall, in each case, change automatically without notice to the Borrower as and when Adjusted Term CORRA shall change so that at all times the rates set forth above shall be the Adjusted Term CORRA then in effect. Interest on each Term CORRA Loan shall be computed on the basis of the actual number of days elapsed divided by 365 or 366, as applicable. Interest in respect of outstanding Term CORRA Loans shall be payable in arrears on each Interest Payment Date for such Loan; provided, however, that interest on overdue interest shall be payable on demand. In the event of any conversion of any Term CORRA Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
3.3Interest on Daily Compounded CORRA Loans.
Each Daily Compounded CORRA Loan shall bear interest (both before and after demand, maturity, default and, to the extent permitted by law, judgment, with interest on overdue interest at the same rate) during each Interest Period at a rate per annum equal to Adjusted Daily Compounded CORRA, plus the Applicable Margin then in effect, which shall, in each case, change automatically without notice to the Borrower as and when Adjusted Daily Compounded CORRA shall change so that at all times the rates set forth above shall be the Adjusted Daily Compounded CORRA then in effect. Interest on each Daily Compounded CORRA Loan shall be computed on the basis of the actual number of days elapsed divided by 365 or 366, as applicable. Interest in respect of outstanding Daily Compounded CORRA Loans shall be payable in arrears on each Interest Payment Date for such Loan; provided, however, that interest on overdue interest shall be payable on demand. In the event of any conversion of any Daily Compounded CORRA Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
3.4Interest on Overdue Amounts
The Borrower will on demand pay interest to the Administrative Agent on all amounts (other than as provided in Section 3.1) payable by the Borrower pursuant to this Agreement that are not paid when due at the Prime Rate plus the Applicable Margin plus 2% per annum, in the case of amounts payable in Canadian Dollars, calculated daily and compounded monthly from the date of payment until paid in full (both before and after demand, maturity, default and, to the extent permitted by law, judgment), with interest on overdue interest at the same rate.
3.5Other Interest
The Borrower shall pay interest on all amounts payable hereunder at the rate specified herein or, if no rate is specified, at the Prime Rate plus the Applicable Margin calculated daily and compounded monthly, from the date due until paid in full (both before and after demand, maturity, default and, to the extent permitted by law, judgment).
3.6Interest Act (Canada)
For the purpose of the Interest Act (Canada), and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis other than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used, multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in the basis of such determination.
The Borrower and the General Partner acknowledge and confirm that this Section 3.6 satisfies the requirements of Section 4 of the Interest Act (Canada) to the extent it applies to the expression or statement of any interest payable under this Agreement and that each of the

Borrower and the General Partner is able to calculate the yearly rate or percentage of interest payable under this Agreement based upon the methodology set out in this Section 3.6. The Borrower and the General Partner each agree not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Agreement, that the interest payable hereunder and the calculation of interest herein have not been adequately disclosed to them, whether pursuant to Section 4 of the Interest Act (Canada) or any other Applicable Law or legal principle.
3.7Deemed Reinvestment Principle
For the purpose of the Interest Act (Canada), the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
3.8Maximum Return
It is the intent of the parties hereto that the return to the Lenders pursuant to this Agreement shall not exceed the maximum return permitted under the laws of Canada and if the return to the Lenders would, but for this provision, exceed the maximum return permitted under the laws of Canada, the return to the Lenders shall be limited to the maximum return permitted under the laws of Canada and this Agreement shall automatically be modified without the necessity of any further act or deed to give effect to the restriction on return set forth above.
3.9Intentionally Deleted
3.10Inability to Determine CORRA Rates
(a)    Subject to Section 2.8, if, on or prior to the first day of any Interest Period for any Term CORRA Loan or Daily Compounded CORRA Loan, as applicable:
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term CORRA” or “Adjusted Daily Compounded CORRA”, as applicable, cannot be determined pursuant to the definition thereof, for reasons other than a Benchmark Transition Event, or
(ii)    the Majority Lenders determine that for any reason in connection with any request for a Term CORRA Loan or Daily Compounded CORRA Loan, as applicable, or a conversion thereto or a continuation thereof that Term CORRA or Daily Compounded CORRA, as applicable, for any requested Interest Period with respect to a proposed Term CORRA Loan or Daily Compounded CORRA Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Majority Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent will promptly so notify the Borrower and each Lender.
(b)    Upon delivery of such notice by the Administrative Agent to the Borrower under Section 3.10(a), any obligation of the Lenders to make Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, and any right of the Borrower to continue Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, or to convert Prime Rate Loans to Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, shall be suspended (to the extent of the affected Term CORRA Loans or Daily Compounded CORRA Loans, as

applicable, or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Majority Lenders) revokes such notice.
(c)    Upon receipt of such notice by the Administrative Agent to the Borrower under Section 3.10(a), (i)(x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, (to the extent of the affected Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, or affected Interest Periods); (y) in respect of Term CORRA Loans, the Borrower may elect to convert any such request into a request for a Borrowing of or conversion to Daily Compounded CORRA Loans; or, failing such revocation or election, (z) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Prime Rate Loans, in the amount specified therein and (ii) (x) in respect of Term CORRA Loans, the Borrower may elect to convert any outstanding affected Term CORRA Loans at the end of the applicable interest Period, into Daily Compounded CORRA Loans, and (y) otherwise, or failing such election, any outstanding affected Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, will be deemed to have been converted, at the end of the applicable Interest Period, into Prime Rate Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 5.1(b).
ARTICLE 4
FEES
4.1Standby Fee
The Borrower shall pay to the Administrative Agent a standby fee in Canadian Dollars so long as the Administrative Agent has not demanded or the Lenders have not ceased to make further advances under Section 11.2, calculated in accordance with the Applicable Margin on the amount of the Undisbursed Credit in existence during the period of calculation and as adjusted automatically upon any change thereof. Accrued standby fees shall be calculated quarterly and be due and payable quarterly in arrears on the first Business Day after the end of each quarter of each Fiscal Year of the Borrower.
4.2Basis of Calculation of Fees
The fees payable under Sections 4.1 with respect to any period shall be calculated on the basis of the actual number of days in such period divided by three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be.
ARTICLE 5
PAYMENT
5.1Voluntary Repayment of Outstanding Accommodations
(a)    Repayments. Subject to Section 5.1(b), the Borrower shall have the right to voluntarily repay, which for the purpose of (i), (ii) and (iii) below includes renewals and conversions of, outstanding Accommodations from time to time on any Business Day without premium on the terms and conditions set forth in this Section and thereby permanently reducing the Credit Facility:

(i)    with respect to any voluntary repayment of Accommodation, unless the Administrative Agent with the consent of the Lenders otherwise approves, the Canadian Dollar Amount of Accommodation included in such repayment shall be Ten Million Canadian Dollars (Cdn.$10,000,000) or whole multiples of One Million Canadian Dollars (Cdn.$1,000,000) or the entire amount of that type of Accommodation outstanding, and the Borrower shall give the Administrative Agent a written notice of repayment, specifying the amount, the type or types of Accommodation(s) to be included in the repayment (and where such Accommodation includes any Loan, the currency thereof and the interest rate applicable thereto) and the applicable voluntary repayment date, which notice shall be irrevocable by the Borrower. The notice of repayment shall be given to the Administrative Agent not later than 12:00 p.m. (Toronto, Ontario time) on the second Business Day preceding the applicable repayment date in the case of Loans with a Canadian Dollar Amount in the aggregate equal to or greater than Ten Million Canadian Dollars (Cdn.$10,000,000);
(ii)    in all other cases, notice of repayment shall be given on the applicable repayment date;
(iii)    any notice of repayment received by the party entitled thereto on any Business Day after 12:00 p.m. (Toronto, Ontario time) shall be deemed to have been given to such party on the next succeeding Business Day. A notice of repayment of Accommodation may be included as part of a Borrowing Notice in respect of other Accommodation; and
(iv)    on the applicable voluntary repayment date the Borrower shall pay to the Administrative Agent for the account of the Lenders, the amount of any Accommodation that is subject to the repayment, together with all interest and other fees and amounts accrued, unpaid and due in respect of such repayment; provided, however, that accrued interest will not be repayable prior to the applicable interest payment date in Section 3.1 in respect of Prime Rate Loans unless the full balance outstanding thereunder is voluntarily repaid.
(b)    Compensation for Losses. In the event of (a) the payment of any principal of any Term CORRA Loan or Daily Compounded CORRA Loan, as applicable, prior to the last day of an Interest Period, (b) the conversion of any Term CORRA Loan or Daily Compounded CORRA Loan, as applicable, other than on the last day of the Interest Period, (c) the failure to borrow, convert, continue or prepay any Revolving Loan, or Term Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term CORRA Loan or Daily Compounded CORRA Loan, as applicable, other than on the last day of the Interest Period as a result of a request by the Borrower pursuant to Section 6.9, then, in any such event, the Borrower shall, after receipt of a written request by the Administrative Agent, on behalf of any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable to such event by making payment to the Administrative Agent, and the Administrative Agent shall provide such payment to the relevant Lender. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be presumptively correct absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt of such demand.

5.2Repayment on Maturity Date and Extension
(a)    Subject to the provisions of this Agreement and to this Section, the Borrower shall repay in full all outstanding Accommodations, together with all interest, fees and other amounts payable hereunder on the Maturity Date to the Administrative Agent for the account of the Lenders.
(b)    By notice in writing to the Administrative Agent in the form of Schedule 3 (a “Notice of Extension”) given not more than 90 and not less than 45 days prior to each anniversary date of the date of this Agreement, the Borrower may request each Lender to extend the Maturity Date of such Lender for an additional period of 365 days. The Lenders agree that they shall give or withhold their consent in a timely manner so that the Administrative Agent may provide a response to the Borrower to the Notice of Extension within thirty (30) days from the date of such receipt, provided that the decision of any Lender to extend the Maturity Date in respect of such Lender shall be at the sole discretion of such Lender. The Borrower shall be entitled to replace any Lender which dissents in response to the Notice of Extension (a “Dissenting Lender”) with another existing Lender or Lenders without the consent of any of the remaining Lenders; or to replace a Dissenting Lender with any financial institution which is not an existing Lender with the consent of the Administrative Agent, such consent not to be unreasonably withheld. The Borrower shall be entitled, with the unanimous consent of the Lenders who have agreed to extend, to permanently cancel the Commitment of any Dissenting Lender and repay such Dissenting Lender, at which time the Committed Amount shall be permanently reduced by the amount of such Commitment.
5.3Excess Accommodations
In addition to the other repayment rights, obligations or options set forth in this Article, if the aggregate Canadian Dollar Amount of all Accommodations outstanding under the Credit Facility at any time exceeds the then limit of the Credit Facility, the Borrower shall immediately upon request of the Administrative Agent repay such excess.
5.4Illegality
Notwithstanding any other provision of this Agreement, if the making or continuation of any Accommodation shall have been made unlawful or prohibited due to compliance by any of the Administrative Agent and the Lenders in good faith with any change made after the date hereof in any law or governmental rule, regulation, guideline or order, or in any interpretation or application of any law or governmental rule, regulation, guideline or order by any competent authority, or with any request or directive (whether or not having the force of law) by any central bank, reserve board, superintendent of financial institutions or other comparable authority made after the date hereof, then the Administrative Agent will give notice thereof to the Borrower which shall repay such Accommodation within a reasonable period or such shorter period as may be required by law. During the continuation of any such event the Lenders will have no obligation under this Agreement to make or continue any Accommodations affected thereby.

ARTICLE 6
PAYMENTS AND INDEMNITIES
6.1Payments on Non-Business Days
Unless otherwise provided herein, whenever any payment to be made under this Agreement shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and interest or fees shall be payable at the appropriate rate during such extension.
6.2Method and Place of Payment
Unless otherwise provided herein, all payments made by the Borrower to the Administrative Agent under this Agreement will be made not later than 2:00 p.m. (Toronto, Ontario time) on the date when due, and all such payments will be made in immediately available funds. Any amounts received after that time shall be deemed to have been received by the Administrative Agent on the next Business Day.
6.3Net Payments
All payments by the Borrower under this Agreement shall be made without set-off or counterclaim or other deduction and without regard to any equities between the Borrower and the Administrative Agent or any of the Lenders or any other Person and free and clear of, and without reduction for or on account of, any present or future levies, imposts, duties, charges, fees, deductions or other withholdings, and if the Borrower is required by law to withhold any amount, then the Borrower will increase the amount of such payment to an amount which will ensure that the Administrative Agent receives the full amount of the original payment.
6.4Administrative Agent May Debit Account
The Administrative Agent may debit any accounts of the Borrower with the Administrative Agent for any payment or amount due and payable by the Borrower pursuant to this Agreement without further direction from the Borrower to the Administrative Agent; provided that any such debit is not in conflict with the provisions of the Trust Indenture but in any event such debits may be made in accordance with the Administrative Agent’s centralized cash management arrangements with the Borrower.
6.5Currency of Payment
Accommodations shall be repaid by the Borrower to the Administrative Agent or a Lender as required under this Agreement in the currency in which such Accommodation was obtained. Any payment on account of an amount payable under this Agreement in a particular currency (the “Proper Currency”) required by any authority having jurisdiction to be made (or which a Lender elects to accept) in a currency (the “Other Currency”) other than the Proper Currency, whether pursuant to a judgment or order of any court or tribunal or otherwise, shall constitute a discharge of the Borrower’s obligations under this Agreement only to the extent of the amount of the Proper Currency which each applicable Lender is able, as soon as practicable after receipt by it of such payment, to purchase with the amount of the Other Currency so received. If the amount of the Proper Currency which a Lender is so able to purchase is less than the amount of the Proper Currency originally due to it, the Borrower shall indemnify and hold such Lender harmless from and against all losses, costs, damages or expenses which such Lender may sustain, pay or incur as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from any other obligation contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lenders from time to time, shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or under any judgment or order and shall not merge in any order of foreclosure made in respect of any of the security given by the Borrower to or for the benefit of any Lender.
6.6Taxes.
(a)    Payments Subject to Taxes. If the Borrower, the Administrative Agent or any Lender is required by Applicable Law to deduct or withhold any Taxes in respect of any payment by or on account of any obligation of the Borrower hereunder or under any other Credit Document, then (i) in the case of Indemnified Taxes the sum payable shall be increased by the Borrower when payable as necessary so that after making or allowing for all required deductions and withholdings (including deductions and withholdings on account of Indemnified Taxes applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been required, (ii) the Borrower shall make any such deductions or withholdings required to be made by it under Applicable Law and (iii) the Borrower shall timely pay the full amount required to be deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In the event the Lender subsequently recovers all or part of the payment made under this Section paid by the Borrower, it shall promptly repay an equal amount to the Borrower.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, at the request of the Borrower, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements.
(f)    Treatment of Certain Refunds and Tax Reductions. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 6.6, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). The Borrower upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.
(g)    FATCA. If a payment made to a Lender under any Credit Document would be subject to withholding taxes imposed by FATCA, if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    The provisions of this Section 6.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document, repayment of the Loans, and termination of this Agreement.
6.7Increased Costs
If after the date of this Agreement any Change in Law shall:
(a)    subject such Lender to any tax of any kind whatsoever with respect to this Agreement or any Accommodation or change the basis of taxation of payments to the Lender of principal, interest, fees or any other amount payable under this Agreement, except for Indemnified Taxes or Other Taxes covered by Section 6.6 and the imposition, or any change in the rate, of any Excluded Taxes payable by such Lender;
(b)    impose, modify or make applicable any capital adequacy, reserve, assessment, special deposit or loans or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or Loans or other Accommodations, credit facilities or commitments made available by, or any other acquisition of funds by, such Lender; or
(c)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement, Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, made by such Lender;
and the result of any of the foregoing is to impose or increase the cost to the Lender of making or maintaining any part of the Credit Facility or any Accommodations or to reduce any amount receivable by the Lender under this Agreement with respect thereto, then, in any such case, the Borrower shall pay to the Administrative Agent for the account of the relevant Lender within thirty (30) days after the date of demand by the Administrative Agent such additional amounts necessary to fully compensate the Lender for such additional cost or reduced amount receivable. If a Lender becomes entitled to claim any additional amounts pursuant to this Section, the Administrative Agent shall promptly upon receipt of particulars from the relevant Lender notify the Borrower of the event by reason of which the Lender has become so entitled and provide the Borrower with an explanation of the manner in which the liability of the Borrower under this Section has been determined. A certificate of the Lender as to any such additional amounts payable to it shall be prima facie evidence of the amount due. The Borrower shall have no obligation under this Section if any increase is due to the action of or change of status of any Lender.
6.8General Indemnity
The Borrower shall indemnify the Administrative Agent and the Lenders and their directors, officers, employees, attorneys and agents against and hold each of them harmless from any loss, liabilities, damages, claims, costs and expenses (including fees and expenses of counsel to the Administrative Agent and the Lenders on a solicitor and his own client basis and reasonable fees and expenses of all independent consultants) (each a “Claim”) suffered or incurred by any of them arising out of, resulting from or in any manner connected with or related to:
(a)    any Environmental Matter, Environmental Liability or Environmental Proceeding; and
(b)    any loss or expense incurred in liquidating or re-employing deposits from which such funds were obtained, which the Administrative Agent or Lender may sustain or incur as a consequence of:
(i)    failure by the Borrower in proceeding with a Borrowing after the Borrower has given a Borrowing Notice;
(ii)    failure by the Borrower in repaying a Borrowing after the Borrower has given a notice of repayment; and
(iii)    any breach, non-observance or non-performance by the Borrower of any of its obligations, covenants, agreements, representations or warranties contained in this Agreement.

The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to any of the Administrative Agent and the Lenders at common law or otherwise and this Section and Section 6.3 shall survive the repayment of the Accommodations and the termination of this Agreement. A certificate of the Lender as to any such loss or expense, providing details of the calculation of such loss or expense, shall be prima facie evidence.
6.9Mitigation Obligations: Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 6.7, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.6, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Accommodations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender (with the prior consent of the Borrower), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 6.7 or Section 6.6, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 6.7, the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.6, any Lender’s obligations are suspended pursuant to Section 6.10, or any Lender defaults in its obligation to fund Accommodations hereunder, then the Borrower may either, at its sole expense and effort, upon ten (10) days’ notice to such Lender and the Agent: (i) repay all outstanding amounts due to such affected Lender (or such portion which has not been acquired pursuant to clause (ii) below) and thereupon such Commitment of the affected Lender shall be permanently cancelled and the aggregate Commitment shall be permanently reduced by the same amount and the Commitment of each of the other Lenders shall remain the same; or (ii) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.5), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)    the Borrower pays the Agent the assignment fee specified in Section 12.15(a);
(ii)    the assigning Lender receives payment of an amount equal to the outstanding principal of its Accommodations outstanding, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to such Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 6.7 or payments required to be made pursuant to Section 6.6, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with Applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
6.10Illegality
If any Lender determines that any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to Adjusted Term CORRA or Adjusted Daily Compounded CORRA, as applicable, or to determine or charge interest rates based upon Adjusted Term CORRA or Adjusted Daily Compounded CORRA, as applicable, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term CORRA Loans or Daily Compounded CORRA, as applicable, or to convert Prime Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon three (3) Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, of such Lender to Prime Rate Loans, either on the last day of the Interest Period , if such Lender may lawfully continue to maintain such Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, to such day, or immediately, if such Lender may not lawfully continue to maintain such Term CORRA Loans or Daily Compounded CORRA Loans, as applicable. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted Term CORRA or Daily Compounded CORRA, as applicable. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
ARTICLE 7
SECURITY
7.1Security
As general and continuing security for the due payment and performance of all present and future indebtedness, liabilities and obligations of the Borrower to the Administrative Agent and to the Lenders under this Agreement, the Borrower shall provide to the Administrative Agent on behalf of the Lenders a pledge of the Pledged Bond, such pledge to be pursuant to the Bond Delivery Agreement. The parties hereby confirm that all present and future indebtedness, liabilities and obligations of the Borrower to the Administrative Agent and the Lenders under this Agreement and the other Credit Documents shall constitute “Obligations” for the purposes of the Eighteenth Supplemental Indenture and shall be subject to the Pledged Bond.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES
8.1Representations and Warranties
To induce the Lenders to make Accommodations available to the Borrower, each of the Borrower and the General Partner, in its personal capacity, represents and warrants to the Administrative Agent and the Lenders that the following are true and correct in all material respects:
(a)    the Borrower is a limited partnership existing pursuant to the terms of the Partnership Act (Alberta) and has the legal capacity and right to own its property and assets and to carry on the Business;
(b)    the General Partner is a corporation, duly and validly incorporated, organized and existing as a corporation under the laws of the Province of Alberta and has the legal capacity to act as the General Partner of the Borrower;
(c)    each of the Borrower and the General Partner has the legal capacity and right to enter into the Credit Documents and do all acts and things and execute and deliver all agreements, documents and instruments as are required thereunder to be done, observed or performed by it in accordance with the terms and conditions thereof;
(d)    each of the Borrower and the General Partner has taken all necessary action to authorize the creation, execution and delivery of each of the Credit Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby;
(e)    each of the Credit Documents has been duly executed and delivered by each of the Borrower and the General Partner and constitutes a valid and legally binding obligation of the Borrower enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, arrangement or other statutes or judicial decisions affecting the enforcement of creditors’ rights in general and to general principles of equity under which specific performance and injunctive relief may be refused by a court in its discretion;
(f)    there is no existing, pending or, to the knowledge of the Borrower or the General Partner, threatened litigation by or against either of them which could reasonably be expected to be adversely determined to the rights of the Borrower or the General Partner and which could reasonably be expected to cause a Material Adverse Effect; no event has occurred, and no state or condition exists, which could give rise to any such litigation; provided, however, that if the Borrower has disclosed to the Lenders litigation which is not in compliance with the foregoing and the Lenders have waived all or any part of such non-compliance, no further waiver shall be required in respect of such litigation to the extent that the same has been waived by the Lenders;
(g)    there has been no change which could reasonably be expected to cause a Material Adverse Effect;
(h)    the Borrower is in compliance with all Applicable Laws where any non-compliance could reasonably be expected to cause a Material Adverse Effect;
(i)    all Governmental Approvals and other consents necessary to permit the Borrower and the General Partner (i) to execute, deliver and perform each Credit Document and to consummate the transactions contemplated thereby, and (ii) to own and operate the Business, have been obtained or effected and are in full force and effect. The Borrower is in compliance with the requirements of all such Governmental Approvals and consents and there is no Claim existing, pending or, to the knowledge of the Borrower or the General Partner, threatened which could result in the revocation, cancellation, suspension or any adverse modification of any of such Governmental Approvals or consent (except as may hereafter arise and be disclosed to the Administrative Agent);
(j)    no Default or Event of Default under this Agreement or the Trust Indenture has occurred;
(k)    the Borrower has good and marketable title to its assets, in each case free and clear of all Security Interests, other than Permitted Encumbrances;
(l)    the Borrower has paid all taxes due and owing to date;
(m)    no essential portion of the Borrower’s real or leased property has been taken or expropriated by any Government Authority nor has written notice or proceedings in respect thereof been given or commenced nor is the Borrower aware of any intent or proposal to give any such notice or commence any such proceedings;
(n)    the Principal Property in the name of the General Partner is and will be held by the General Partner in trust for the Borrower;
(o)    except as disclosed to the Administrative Agent:
(i)    the Borrower does not have any knowledge of any Environmental Adverse Effect or any condition existing at, on or under the Principal Property which, in any case or in the aggregate, with the passage of time or the giving of notice or both, could reasonably be expected to give rise to liability of the Borrower resulting in a Material Adverse Effect;
(ii)    the Borrower has no knowledge of any present or prior leaks or spills with respect to underground storage tanks and piping system or any other underground structures existing at, on or under Principal Property or of any past violations by any Applicable Laws, policies or codes of practice involving the Principal Property, which violations, in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(iii)    the Borrower has no knowledge that it has any obligation under any Environmental Laws to pay any compensation or damages resulting from the operation of the Principal Property, or that it will have any such obligation resulting from the maintenance and operation of the Principal Property, which, in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and
(iv)    the Borrower has no Environmental Liability which, in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect except as disclosed by the Borrower to the Administrative Agent in writing prior to the Effective Date;
(p)    the Borrower is not as at the date that this representation is made or deemed to be made the subject of any civil, criminal or regulatory proceeding or governmental or regulatory investigation with respect to Environmental Laws nor is it aware of any threatened proceedings or investigations which, in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect except as disclosed in accordance with the notice requirements set out in Section 9.2. The Borrower is actively and diligently proceeding to use all reasonable efforts to comply with all Environmental Laws and all such activities are being carried on in a prudent and responsible manner and with all due care and due diligence;
(q)    as of the Effective Date, the Borrower has no Subsidiaries other than Permitted JA Subsidiaries;
(r)    the authorized capital of the General Partner consists of an unlimited number of common shares. All of the shares issued are duly issued and outstanding as fully paid and non-accessible. The sole beneficial holders of such outstanding shares are BHE Alberta Ltd. and BHE GP Holdings Ltd.;
(s)    no labour disturbance by the employees of the Borrower exist or, to the knowledge of the Borrower, is imminent, that could reasonably be expected to have a Material Adverse Effect;
(t)    the sole limited partner of the Borrower is AltaLink Investments, L.P.;
(u)    all of the property of the Borrower is insured with good and responsible companies against fire and other casualties in the same manner and to the same extent as such insurance usually carried by Persons carrying on a similar business and owning similar property and the Borrower maintains or causes to be maintained with good and responsible insurance companies adequate insurance against business interruption with respect to the operations of all of such property and liability on account of damage to Persons or property, including damages resulting from product liability, and all applicable workers compensation laws, in the same manner and to the same extent as such insurance is usually carried by Persons carrying on a similar business and owning similar property;
(v)    there is no damage or destruction to any of the property of the Borrower by fire or other casualty which could have a Material Adverse Effect that has not been repaired; and
(w)    the Borrower’s existing Commercial Paper Program continues to be in full force and effect.
8.2Survival of Representations and Warranties
All representations and warranties contained in this Agreement, the Credit Documents and any certificate or document delivered pursuant hereto shall survive the execution and delivery of this Agreement and the Credit Documents, the advance of each Accommodation and exercise of any remedies under this Agreement or under any of the Credit Documents, notwithstanding any investigation made at any time by or on behalf of the Administrative Agent or the Lenders.

ARTICLE 9
COVENANTS
9.1Trust Indenture
The Borrower covenants and agrees that so long as any Accommodation is outstanding or the Borrower is entitled to obtain any Accommodation under the Credit Facility, the Borrower will comply with all of the covenants, both positive and negative, contained in the Trust Indenture which are hereby incorporated by reference into this Agreement. Non-compliance by the Borrower with any of these covenants cannot be waived by the Lenders other than in accordance with Subsection 12.8(c).
9.2Covenants
The Borrower covenants and agrees that, so long as any Accommodation is outstanding or the Borrower is entitled to obtain any Accommodation under the Credit Facility:
(a)    Information and Certificates. The Borrower shall furnish to the Administrative Agent, with sufficient copies for all Lenders:
(i)    at the time the same are sent, copies of all financial statements and other information or material that are delivered to the Trustee under the Trust Indenture including, without limitation, notice of any “Event of Default” under the Trust Indenture;
(ii)    copies of any Supplemental Indenture which amends in any way the Trust Indenture; and
(iii)    upon delivery of each of the items set out in Paragraphs 6.4(a)(i) and (ii) of the Trust Indenture, the Borrower’s Certificate of Compliance; provided, however, that the obligation of the Borrower to deliver quarterly unaudited financial statements to the Administrative Agent shall apply only to the first, second and third fiscal quarters of each Fiscal Year.
(b)    Payments Under This Agreement and Credit Documents. The Borrower shall pay, discharge or otherwise satisfy all amounts payable under this Agreement in accordance with the terms of this Agreement and all amounts payable under any Credit Document in accordance with the terms thereof.
(c)    Proceeds. The Borrower shall use the proceeds of any Accommodation only for the purposes permitted pursuant to Section 2.1.
(d)    Inspection of Property, Books and Records, Discussions. The Borrower shall keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Applicable Laws shall be made of all dealings and transactions in relation to its business and activities, and permit representatives and agents of the Administrative Agent upon reasonable notice to the Borrower and during business hours, to visit and inspect any of the properties and examine and make abstracts from any of the books and records of the Borrower as often as may reasonably be desired, and, subject to applicable securities laws, to discuss the business, operations, property, condition and prospects (financial or otherwise) of the Borrower with those officers and employers of the Borrower designated by its senior executive officers.

(e)    Anti-Money Laundering and Terrorist Financing. The Borrower has taken, and shall continue to take, commercially reasonable measures (in any event as required by Applicable Laws) to ensure that it is and shall be in compliance with the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and all other present and future Applicable Laws of similar application to which the Borrower is subject.
(f)    Notices. The Borrower shall promptly give notice to the Administrative Agent of:
(i)    the occurrence of any Default or Event of Default;
(ii)    the commencement of, or receipt by the Borrower of a written threat of, any action, suit or proceeding against or affecting the Borrower before any Government Authority which, individually or in the aggregate, has, or has any reasonable likelihood of having, a Material Adverse Effect, and such further information in respect thereof as the Administrative Agent may request from time to time;
(iii)    any notice of any violation or administrative or judicial complaint or order having been filed or, to the Borrower’s knowledge, about to be filed against the Borrower which has, or has any reasonable likelihood of having, a Material Adverse Effect;
(iv)    any notice from any Government Authority or any other Person alleging that the Borrower is or may be subject to any Environmental Liability which has, or has any reasonable likelihood of having, a Material Adverse Effect;
(v)    the occurrence or non-occurrence of any other event which has, or has a reasonable likelihood of having, a Material Adverse Effect;
(vi)    any changes in the ownership structure to the Borrower; and
(vii)    any notice of a change in rating to the Senior Bonds by any of the Rating Agencies.
(g)    Permitted Joint Arrangements. (i) The total equity investment of the Borrower in Permitted JA Subsidiaries and Permitted Joint Arrangements shall not exceed an aggregate amount equal to Cdn.$200,000,000; and (ii) the Borrower shall not form any Subsidiaries other than Permitted JA Subsidiaries and shall not enter into any joint ventures or joint arrangements other than Permitted Joint Arrangements. The Borrower shall deliver to the Administrative Agent not later than sixty (60) days after the end of each fiscal quarter, an Officer’s Certificate certifying as to the matters in this Paragraph (g) including regarding what portion of the above Cdn.$200,000,000 has been used and how/where it has been used.
9.3Maintenance of Total Capitalization
(a)    The Borrower covenants and agrees that, so long as any Accommodation is outstanding or the Borrower is entitled to obtain any Accommodation under the Credit Facilities, the aggregate amount of all Indebtedness of the Borrower (other than Financial Instrument Obligations in accordance with section 6.3 of the Trust Indenture) shall not exceed seventy-five percent (75%) of the Total Capitalization of the Borrower. For greater certainty, for the purposes of this Section 9.3, (i) the foregoing calculations of both the aggregate amount of all Indebtedness of the

Borrower and the Total Capitalization of the Borrower shall exclude any non-recourse debt incurred by Permitted JA Subsidiaries in connection with their related Permitted Joint Arrangements as well as any equity contributions made in respect of such Permitted Joint Arrangements, to the extent in each case that the Borrower is in compliance with Subsection 9.2(g) in respect of such joint arrangement, and (ii) when ascertaining maintenance of Total Capitalization for this purpose, the exclusions shall apply to both the numerator component of that definition (i.e. exclusion of the related debt) and to the denominator component of that definition (i.e. exclusion of the related debt and equity).
(b)    The Borrower shall deliver to the Administrative Agent not later than sixty (60) days after the end of each fiscal quarter, an Officer’s Certificate certifying as to the matter in Paragraph (a) above.
ARTICLE 10
CONDITIONS PRECEDENT TO BORROWINGS
10.1Conditions Precedent to Effectiveness of this Agreement
The effectiveness of this Agreement is subject to the condition precedent that the Administrative Agent and each Lender shall be satisfied with, or the Borrower shall have delivered to the Administrative Agent, as the case may be, on or before the Effective Date, the following in form, substance and dated as of a date satisfactory to the Lenders and their counsel and in sufficient quantities for each Lender:
(a)    there shall exist no Default or Event of Default on the Effective Date;
(b)    all representations and warranties contained in Section 8.1 shall be true on and as of the Effective Date with the same effect as if such representations and warranties had been made on and as of the Effective Date and, if required by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent a Borrower’s Certificate of Compliance;
(c)    the Administrative Agent and the Lenders shall have received any Credit Documents required by the Administrative Agent and the Lenders duly executed by the Borrower;
(d)    the following documents in form, substance and execution acceptable to the Administrative Agent shall have been delivered to the Administrative Agent:
(i)    duly certified copies of the constating documents of the Borrower and the General Partner and of all necessary proceedings taken and required to be taken by the Borrower to authorize the execution and delivery of this Agreement and the Credit Documents to which it is a party and the entering into and performance of the transactions contemplated herein and therein;
(ii)    certificates of incumbency of the General Partner setting forth specimen signatures of the persons authorized to execute this Agreement and the Credit Documents to which it is a party;
(iii)    certificate of status or the equivalent relative to the Borrower and the General Partner under the laws of Canada or its jurisdiction of creation; and

(iv)    the opinion of counsel for the Borrower in form and substance satisfactory to the Administrative Agent and the Lenders;
(e)    the Administrative Agent and the Lenders shall have received evidence that all necessary corporate, governmental and other third party approvals have been obtained in form and substance acceptable to the Administrative Agent and the Lenders, each acting reasonably;
(f)    all fees payable on or before the date hereof in connection with the Credit Facility under this Agreement and the Fee Letter shall have been paid to the applicable parties; and
(g)    the Administrative Agent and the Lenders are satisfied in their sole and absolute discretion that all of the provisions of ARTICLE 9 have been complied with to their satisfaction.
10.2Conditions Precedent to All Borrowings, Conversions
The Lenders shall not be obliged to make available any portion of any Borrowing or to give effect to any conversion or rollover unless the Borrower (by way of the delivery of a Borrower’s Certificate of Compliance), or the Borrower’s counsel (if appropriate), confirms to the Administrative Agent that each of the following conditions is satisfied:
(a)    the Administrative Agent shall have received any required Borrowing Notice;
(b)    there shall exist no Default or Event of Default on the said Borrowing Date;
(c)    all representations and warranties contained in Section 8.1 shall be true on and as of the applicable Borrowing Date with the same effect as if such representations and warranties had been made on and as of the applicable Borrowing Date and, if required by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent a Borrower’s Certificate of Compliance;
(d)    all fees payable on or before the date of any subsequent Borrowing under the Fee Letter and this Agreement shall have been paid to the applicable party as and when due and payable thereunder; and
(e)    the Trust Indenture shall not have been amended in a manner which (i) could reasonably be expected to have a Material Adverse Effect; or (ii) modifies any section of the Trust Indenture which is incorporated by reference into this Agreement without the prior written consent of the Administrative Agent.
10.3Waiver
The Lenders may, at their option, waive any condition precedent set out in Section 10.1 or 10.2 or make available any Borrowing prior to such condition precedent being fulfilled. Any such Borrowing shall be deemed to be made pursuant to the terms hereof. Any such waiver shall not be effective unless it is in writing and shall not operate to excuse the Borrower from full and complete compliance with this ARTICLE 10 or any other provision hereof on future occasions.

ARTICLE 11
EVENTS OF DEFAULT
11.1Events of Default
Any of the following events shall constitute an “Event of Default” hereunder:
(a)    Trust Indenture. Each of the events set out in Section 10.1 of the Trust Indenture including applicable notice and grace periods;
(b)    Default in Payment of any Amount Hereunder. If the Borrower fails to pay any interest, fees or any amount owing to the Lenders or any of them hereunder (other than principal amounts), or under any Credit Document when due and payable hereunder or thereunder and the Borrower fails to pay such interest, fees or any amount owing to the Lenders or any of them hereunder (other than principal amounts) within five (5) Business Days after notice is given by the Administrative Agent to the Borrower. For clarity, the failure to pay a principal payment shall be an immediate Event of Default and the Administrative Agent shall have the remedies available pursuant to Section 11.2;
(c)    Default in Other Provisions. If the Borrower shall fail, refuse or default in any material respect with the performance or observance of any of the covenants, agreements or conditions contained herein and such failure, refusal or default adversely affects the Lenders and, such failure, refusal or default continues for a period of thirty (30) days after written notice thereof by the Administrative Agent; and
(d)    Full Force and Effect. If this Agreement or any material portion hereof shall, at any time after its respective execution and delivery and for any reason, cease in any way to be in full force and effect or if the validity or enforceability of this Agreement is disputed in any manner by the Borrower and the Credit Facility have not been repaid within 30 days of demand therefor by the Administrative Agent.
11.2Remedies
Upon the occurrence of any Default or Event of Default, and at any time thereafter if the Default or Event of Default shall then be continuing, the Lenders in their sole discretion may direct the Administrative Agent to give notice to the Borrower that no further Accommodation will be available hereunder while the Default or Event of Default continues, whereupon the Lenders shall not be obliged to provide any further Borrowings to the Borrower while the Default or Event of Default continues. Upon the occurrence of any Event of Default, and at any time thereafter if the Event of Default shall then be continuing, the Lenders in their sole discretion, and the Administrative Agent acting on their behalf, may take any or all of the following actions:
(a)    demand payment of any principal, accrued interest, fees and other amounts which are then due and owing in respect of the Accommodations under the Credit Facility without presentment, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower to the maximum extent permitted by Applicable Laws;
(b)    declare by notice to the Borrower the Credit Facility terminated, whereupon the same shall terminate immediately without any further notice of any kind;

(c)    demand payment of the Pledged Bond in accordance with the provisions of the Bond Delivery Agreement; and
(d)    assign all or any part of the outstanding Accommodations and the amounts payable hereunder to any Person without reference to ARTICLE 12;
provided that, if any Event of Default described in Section 10.1(h), (j) or (k) of the Trust Indenture with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all Advances and all other Obligations (as defined in the Eighteenth Supplemental Indenture) shall automatically be and become immediately due and payable. In such event either the Lenders or the Administrative Agent on their behalf may, in their discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against any Obligor authorized or permitted by law for the recovery of all the Obligations (as defined in the Eighteenth Supplemental Indenture) of the Borrower to the Lenders and proceed to exercise any and all rights hereunder (including the remedies set out in (a) through (d) above) and under the Security and no such remedy for the enforcement of the rights of the Lenders shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.
11.3Remedies Cumulative
The rights and remedies of the Lenders and the Administrative Agent under this Agreement and the Credit Documents are cumulative.
11.4Appropriation of Moneys Received
The Lenders, and the Administrative Agent on behalf of the Lenders as between the Lenders and the Borrower, may from time to time when an Event of Default has occurred and is continuing appropriate any monies received from the Borrower in or toward payment of such of the obligations of the Borrower hereunder as the Lenders in their sole discretion may see fit.
11.5Non-Merger
The taking of any action or dealing whatsoever by the Lender or the Administrative Agent in respect of the Borrower or any security shall not operate as a merger of any of the obligations of the Borrower to the Lenders or the Administrative Agent or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which the Lenders or the Administrative Agent may have under Section 11.3 in connection with such obligations.
11.6Waiver
No delay on the part of the Lenders or the Administrative Agent in exercising any right or privilege hereunder shall operate as a waiver thereof. No Default or Event of Default shall be waived except by a written waiver in accordance with Section 13.10. Each written waiver shall apply only to the Default or Event of Default to which it is expressed to apply. No written waiver shall preclude the subsequent exercise by the Lenders or the Administrative Agent of any right, power or privilege hereunder or extend to or apply to any other Default or Event of Default.
11.7Set-off
Each of the Administrative Agent and any Lender with whom the Borrower maintains any account or accounts shall enter into an agreement with the Trustee, in form and substance satisfactory to the Trustee, pursuant to which the Administrative Agent or such Lender, as applicable, confirms to the Trustee that:
(a)    in respect of any Funds and Accounts (as defined in the Trust Indenture) forming part of the Collateral (as defined in the Trust Indenture), the Trustee has a security interest in such Funds and Accounts and the cash on deposit therein are Permitted Investments forming part thereof;
(b)    the Administrative Agent or such Lender, as applicable, has and will have no security interest in any such Fund or Account or the cash on deposit therein or Permitted Investments forming part thereof; and
(c)    the only rights of set-off which may be exercised by the Administrative Agent or such Lender in respect of any such Fund or Account or the cash on deposit therein or Permitted Investments forming part thereof are those arising out of the operation of the relevant account unless the Administrative Agent or such Lender has agreed to remit all amounts so set-off to the Trustee to be dealt with in accordance with the Trust Indenture;
provided that none of the foregoing shall apply to rights of set-off exercised by the Administrative Agent in the ordinary course of the operation of the Administrative Agent’s centralized cash management system with the Borrower.
Upon the occurrence of an Event of Default and a demand by the Administrative Agent for payment pursuant to Section 11.3, the Administrative Agent and each Lender is hereby authorized by the Borrower at any time and from time to time with notice to the Borrower to combine, consolidate and merge on behalf of the Trustee for the benefit of the Bondholders (as defined in the Trust Indenture) all or any of the Borrower’s Accounts with liabilities to the Administrative Agent or such Lender and to set-off, appropriate and apply on behalf of the Trustee for the benefit of such bondholders or to otherwise seize and remit to the Trustee any and all deposits by or for the benefit of the Borrower with any branch of the Administrative Agent or such Lender, general or special, matured or unmatured, and any other indebtedness and liability of the Administrative Agent or such Lender to the Borrower, matured or unmatured, against and on account of the indebtedness of the Borrower hereunder when due, notwithstanding that the balances of such accounts, deposits or indebtedness may or may not be expressed in the same currency.
ARTICLE 12
THE ADMINISTRATIVE AGENT AND THE LENDERS
12.1Authorization of Administrative Agent and Relationship
Each Lender hereby appoints BNS as Administrative Agent and BNS hereby accepts such appointment. The appointment may only be terminated as expressly provided in this Agreement. Each Lender hereby authorizes the Administrative Agent to take all action on its behalf and to exercise such powers and perform such duties under this Agreement as are expressly delegated to the Administrative Agent by its terms, together with all powers reasonably incidental thereto. Except as expressly specified in this Agreement, the Administrative Agent shall have only those duties and responsibilities of a solely mechanical and administrative nature that are expressly delegated to the Administrative Agent by this Agreement or are reasonably incidental thereto. The Administrative Agent may perform such duties by or through its agents or employees, but shall not by reason of this Agreement have a fiduciary duty in respect of any Lender. As to any matters not expressly provided for by this Agreement, the Administrative Agent is not required to exercise any discretion or to take any action, but is required to act or to refrain from acting (and is fully protected in so acting or refraining from acting) upon the instructions of the Lenders or the Majority Lenders, as the case may be. Those instructions shall be binding upon all Lenders, but the Administrative Agent is not required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or Applicable Laws.
12.2Disclaimer of Administrative Agent
The Administrative Agent makes no representation or warranty, and assumes no responsibility with respect to the due execution, legality, validity, sufficiency, enforceability or collectability of this Agreement or any other Credit Document. The Administrative Agent assumes no responsibility for the financial condition of the Borrower, or for the performance of its obligations under this Agreement or any other Credit Document. The Administrative Agent assumes no responsibility with respect to the accuracy, authenticity, legality, validity, sufficiency or enforceability of any documents, papers, materials or other information furnished by the Borrower to the Administrative Agent on behalf of the Lenders. The Administrative Agent shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or as to the use of the proceeds of any credit hereunder or (unless the officers or employees of the Lender acting as Administrative Agent active in their capacity as officers or employees on the Borrower’s accounts have actual knowledge thereof, or have been notified thereof in writing by the Borrower or a Lender) of the existence or possible existence of any Default or Event of Default. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with the Agreement, whether in the good faith exercise of any discretion expressly granted to the Administrative Agent or otherwise, except for actions or omissions arising from its or their own negligence or wilful misconduct. With respect to its Commitment, the Lender acting as Administrative Agent shall have the same rights and powers hereunder as any other Lender, and may exercise the same as though it were not performing the duties and functions delegated to it as Administrative Agent hereunder.
12.3Failure of Lender to Fund
(a)    Unless the Administrative Agent has actual knowledge that a Lender has not made or will not make available to the Administrative Agent for value on a Borrowing Date the applicable amount required from such Lender pursuant to ARTICLE 2, the Administrative Agent shall be entitled to assume that such amount has been or will be received from such Lender when so due and the Administrative Agent may (but shall not be obliged to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact received by the Administrative Agent from such Lender on such Borrowing Date and the Administrative Agent has made available a corresponding amount to the Borrower on such Borrowing Date as aforesaid, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the rate per annum then in use at the Branch as a syndicate lender late payment rate, multiplied by (ii) the amount that should have been paid to the Administrative Agent by such Lender on such Borrowing Date and was not, multiplied by (iii) a fraction, the numerator of which is the number of days that have elapsed from and including such Borrowing Date to but excluding the date on which the amount is received by the Administrative Agent from such Lender and the denominator of which is three hundred and sixty-five (365). A certificate of the Administrative Agent containing details of the amount owing by a Lender under this Section shall be binding and conclusive in the absence of manifest error. If any such amount is not in fact received by the Administrative Agent from such Lender on such Borrowing Date, the Administrative Agent shall be entitled to recover from the Borrower, on demand, the related amount made available by the Administrative Agent to the Borrower as aforesaid together with interest thereon at the applicable rate per annum payable by the Borrower hereunder.
(b)    Notwithstanding the provisions of Subsection 12.3(a), if any Lender fails to make available to the Administrative Agent its Proportionate Share of any Advance (such Lender being herein called the “Defaulting Lender”), the Administrative Agent shall forthwith give notice of such failure by the Defaulting Lender to the other Lenders. The Administrative Agent shall then forthwith give notice to the other Lenders that any Lender may make available all or any portion of the Defaulting Lender’s share of such Advance in the place of the Defaulting Lender, but in no way shall any other Lender or the Administrative Agent be obliged to do so. If more than one Lender gives notice that it is prepared to make funds available in the place of a Defaulting Lender in such circumstances and the aggregate of the funds which such Lenders (herein collectively called the “Contributing Lenders” and individually called the “Contributing Lender”) are prepared to make available exceeds the amount of the Advance which the Defaulting Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available a portion of such Advance based on the Contributing Lenders’ relative Proportionate Shares. If any Contributing Lender makes funds available in the place of a Defaulting Lender in such circumstances, then the Defaulting Lender shall pay to any Contributing Lender making the funds available in its place, forthwith on demand any amount advanced on its behalf together with interest thereon at the rate applicable to such Advance from the date of advance to the date of payment, against payment by the Contributing Lender making the funds available of all interest received in respect of the Advance from the Borrower. The failure of any Lender to make available to the Administrative Agent its Proportionate Share of any Advance as required herein shall not relieve any other Lender of its obligations to make available to the Administrative Agent its Proportionate Share of any Advance as required herein.
12.4Replacement of Lenders
(a)    If any Lender defaults in its obligation to fund any Loan hereunder, then the Borrower may, at its sole expense and effort, upon 10 days’ prior notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that;
(i)    the Borrower pays the Administrative Agent an assignment fee specified in Subsection 12.4(b);
(ii)    the assigning Lender receives payment of an amount equal to the outstanding principal of its Loans and accrued fees and all other amounts payable to it hereunder and under the other Credit Documents from the Assignee, defined below (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and
(iii)    such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(b)    Any Lender (herein sometimes called an “Assigning Lender”) may, with the prior written consent of the Administrative Agent and unless an Event of Default has occurred, with the prior written consent of the Borrower, in each case not to be unreasonably withheld or delayed, assign all or any part of its rights to, and may have its obligations in respect of the Credit Facility assumed by, one or more financial institutions or other entities (each an “Assignee”) in minimum amounts of Cdn.$10,000,000 and in Cdn.$5,000,000 increments. Without limiting the generality of the foregoing, no Lender shall assign any portion of its Commitment (as set out on Schedule 5) if, after that assignment, the Assigning Lender’s commitment would be less than Cdn.$10,000,000. An assignment shall become effective when the Borrower and the Administrative Agent have been notified of it by the Assigning Lender and have received from the parties to the assignment an executed assignment and assumption agreement (the “Lender Assignment Agreement”), in a form reasonably satisfactory to the Administrative Agent, and the Administrative Agent has received from the Assignee an assignment fee of a minimum of Three Thousand, Five Hundred Canadian Dollars (Cdn.$3,500) per Lender per assignment. From and after the effective date specified in the Lender Assignment Agreement, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, shall have the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party in respect of the rights or obligations assigned to it, and the Assigning Lender shall be released and discharged accordingly and to the same extent, and such Schedules as applicable shall be amended accordingly from time to time without further notice or other requirement. Each partial assignment shall be made as an assignment of a proportionate part of all of the Assigning Lender’s rights and obligations under this Agreement with respect to the Borrowing or the Commitment assigned.
12.5Payments by the Borrower
Unless otherwise expressly provided in this Agreement as among the Lenders, all payments made by or on behalf of the Borrower pursuant to this Agreement shall be made to and received by the Administrative Agent and shall be distributed by the Administrative Agent to the Lenders as soon as possible upon receipt by the Administrative Agent. Subject to any other provision of this Agreement concerning the distribution of payments, the Administrative Agent shall cause distribution of:
(a)    payments of interest in accordance with each Lender’s Advanced Share of the Advances to which the payment relates;
(b)    repayments of principal in accordance with each Lender’s Advanced Share of the Advances to which the payment relates;
(c)    payments of standby fees in accordance with Section 4.1; and
(d)    all other payments including, without limitation, amounts received upon realization, in accordance with each Lender’s Proportionate Share; provided, however, that with respect to proceeds of realization, no Lender shall receive an amount in excess of the amounts owing to it in respect of the Accommodations.

Subject to Section 12.6, if the Administrative Agent does not distribute a Lender’s share of a payment made by the Borrower to that Lender for value on the day that payment is made or deemed to have been made to the Administrative Agent, the Administrative Agent shall pay to the Lender on demand an amount equal to the product of (i) the rate per annum then in use at the Branch as a syndicate lender late payment rate, multiplied by (ii) the Lender’s share of the amount received by the Administrative Agent from the Borrower and not so distributed, multiplied by (iii) a fraction, the numerator of which is the number of days that have elapsed from and including the date of receipt of the payment by the Administrative Agent to but excluding the date on which the payment is made by the Administrative Agent to such Lender and the denominator of which is three hundred and sixty-five (365).
12.6Payments by Administrative Agent
(a)    For greater certainty, the following provisions shall apply to any and all payments made by the Administrative Agent to the Lenders hereunder:
(i)    the Administrative Agent shall be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Administrative Agent from the Borrower;
(ii)    if the Administrative Agent receives less than the full amount of any payment of principal, interest, fees or other amount owing by the Borrower under this Agreement, the Administrative Agent shall have no obligation to remit to each Lender any amount other than such Lender’s share of that amount which is actually received by the Administrative Agent;
(iii)    if a Lender’s share of an Advance has been advanced, or a Lender’s Commitment has been outstanding, for less than the full period to which any payment (other than a payment of principal) by the Borrower relates, such Lender’s entitlement to such payment shall be reduced in proportion to the length of time such Lender’s share of the Advance or such Lender’s Commitment, as the case may be, has actually been outstanding;
(iv)    the Administrative Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and such determination shall, in the absence of manifest error, be binding and conclusive; and
(v)    upon request, the Administrative Agent shall deliver a statement detailing any of the payments to the Lenders referred to herein.
(b)    Unless the Administrative Agent has actual knowledge that the Borrower has not made or will not make a payment to the Administrative Agent for value on the date in respect of which the Borrower has notified the Administrative Agent that the payment will be made, the Administrative Agent shall be entitled to assume that such payment has been or will be received from the Borrower when due and the Administrative Agent may (but shall not be obliged to), in reliance upon such assumption, pay the Lenders corresponding amounts. If the payment by the Borrower is in fact not received by the Administrative Agent on the required date and the Administrative Agent has made available corresponding amounts to the Lenders, the Borrower shall, without limiting its other obligations under this Agreement, indemnify the Administrative Agent against any and all liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on or incurred by the Administrative Agent as a result. A certificate of the Administrative Agent with respect to any amount owing by the Borrower under this Section shall be prima facie evidence of the amount owing in the absence of manifest error. The Administrative Agent shall be entitled to recover from each Lender to which a payment is made in reliance on the expectation of payment from the Borrower in accordance with this Section, the full amount of such payment that is not recovered from the Borrower, together with interest at the rate per annum then in use at the Branch as a syndicate lender late payment rate, from the date on which payment is made by the Administrative Agent to the date on which repayment is made by the Lender receiving such payment.
12.7Direct Payments
The Lenders agree among themselves that, except as otherwise provided for in this Agreement, all sums received by a Lender relating to this Agreement whether received by voluntary payment, by the exercise of the right of set-off or compensation or by counterclaim, cross-action or otherwise, shall be shared by each Lender so that the ultimate exposure of each Lender is in accordance with its Advanced Share of all Advances under this Credit Facility, and each Lender undertakes to do all such things as may be reasonably required to give full effect to this Section, including without limitation, the purchase from other Lenders of their proportionate interest in the Borrowings by the Lender who has received an amount in excess of its Proportionate Share of amounts advanced under this Credit Facility as shall be necessary to cause such purchasing Lender to share the excess amount rateably with the other Lenders to the extent of their Advanced Share of any Advances under this Credit Facility. If any Lender shall obtain any payment of moneys due under this Agreement as referred to above, it shall forthwith remit such payment to the Administrative Agent and, upon receipt, the Administrative Agent shall distribute such payment in accordance with the provisions of Section 12.6.
12.8Administration of the Credit Facility
(a)    Unless otherwise specified herein, the Administrative Agent shall perform the following duties under this Agreement:
(i)    prior to any Borrowing, provided that the Administrative Agent has received confirmation from the Borrower (by way of the delivery of a Borrower’s Certificate of Compliance or Borrowing Notice, as applicable), or the Borrower’s counsel (if appropriate), that the conditions in Sections 10.1 and 10.2 have been complied with, as applicable, advise the Lenders that all conditions precedent have been fulfilled in accordance with the terms of this Agreement, subject to Subsection 12.9(b) and any other applicable terms of this Agreement;
(ii)    use reasonable efforts to collect promptly all sums due and payable by the Borrower pursuant to this Agreement;
(iii)    hold all legal documents relating to the Credit Facility, maintain complete and accurate records showing all Advances made by the Lenders, all remittances and payments made by the Borrower to the Administrative Agent, all remittances and payments made by the Administrative Agent to the Lenders and all fees or any other sums received by the Administrative Agent and, except for accounts, records and documents relating to the fees payable under any separate fee agreement, allow each Lender and their respective advisers to examine such accounts, records and documents at their own expense, and provide any Lender, upon reasonable notice, with such copies thereof as such Lender may reasonably require from time to time at the Lender’s expense;
(iv)    except as otherwise specifically provided for in this Agreement, promptly advise each Lender upon receipt of each notice and deliver to each Lender, promptly upon receipt, all other written communications furnished by the Borrower to the Administrative Agent on behalf of the Lenders pursuant to this Agreement, including without limitation copies of financial reports and certificates which are to be furnished to the Administrative Agent;
(v)    forward to each of the Lenders, upon request, copies of this Agreement, and other Credit Documents (other than any separate fee agreement);
(vi)    promptly forward to each Lender, upon request, an up-to-date loan status report; and
(vii)    upon learning of same, promptly advise each Lender in writing of the occurrence of an Event of Default or Default or the occurrence of any event, condition or circumstance which would have a Material Adverse Effect on the ability of the Borrower to comply with this Agreement or of the occurrence of any material adverse change on the business, operations or assets of the Borrower, taken as a whole, provided that, except as aforesaid, the Administrative Agent shall be under no duty or obligation whatsoever to provide any notice to the Lenders and further provided that each Lender hereby agrees to notify the Administrative Agent of any Event of Default or Default of which it may reasonably become aware.
(b)    The Administrative Agent may take the following actions only with the prior consent of the Majority Lenders, unless otherwise specified in this Agreement:
(i)    subject to Subsection 12.8(c), exercise any and all rights of approval conferred upon the Lenders by this Agreement;
(ii)    amend, modify or waive any of the terms of this Agreement (including waiver of an Event of Default or Default) if such amendment, modification or waiver would have a Material Adverse Effect on the rights of the Lenders thereunder and if such action is not otherwise provided for in Subsection 12.8(c);
(iii)    declare an Event of Default or take action to enforce performance of the obligations of the Borrower and pursue any available legal remedy necessary;
(iv)    decide to accelerate the amounts outstanding under the Credit Facility; and
(v)    pay insurance premiums, taxes and any other sums as may be reasonably required to protect the interests of the Lenders.
(c)    The Administrative Agent may take the following actions only if the prior unanimous consent of the Lenders is obtained, unless otherwise specified herein:
(i)    amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would amend the Canadian Dollar Amount of any Accommodation outstanding, reduce the interest rate applicable to any Accommodation, reduce the fees or other amounts payable with respect to any Accommodation, extend any date fixed for payment of principal, interest or other amounts relating to the Credit Facility or extend the Maturity Date of the Credit Facility;
(ii)    amend the definition of “Majority Lenders” or this Subsection 12.8(c); and
(iii)    release, discharge or amend the Security Interest granted by the Borrower in favour of the Trustee.
(d)    Notwithstanding Subsection 12.8(b) and any other provision of this Agreement except for Subsection 12.8(c), in the absence of instructions from the Lenders and where, in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action to protect the interests of the Lenders, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as the Administrative Agent deems appropriate or desirable.
(e)    As between the Borrower, the Administrative Agent and the Lenders:
(i)    all statements, certificates, consents and other documents which the Administrative Agent purports to deliver on behalf of the Lenders or the Majority Lenders shall be binding on each of the Lenders, and the Borrower shall not be required to ascertain or confirm the authority of the Administrative Agent in delivering such documents;
(ii)    all certificates, statements, notices and other documents which are delivered by the Borrower to the Administrative Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders, except where this Agreement expressly requires delivery of notices of Advances and payments to the Administrative Agent and/or individual Lenders; and
(iii)    all payments which are delivered by the Borrower to the Administrative Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders.
12.9Rights of Administrative Agent
(a)    In administering the Credit Facility, the Administrative Agent may retain, at the expense of the Lenders if such expenses are not recoverable from the Borrower, such solicitors, counsel, auditors and other experts and agents as the Administrative Agent may select, in its sole discretion, acting reasonably and in good faith after consultation with the Lenders.
(b)    The Administrative Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed by the proper individual or individuals, and shall be entitled to rely and shall be protected in relying as to legal matters upon opinions of independent legal advisers selected by it. The Administrative Agent may also assume that any representation made by the Borrower is true and that no Event of Default or Default has occurred unless the officers or employees of the Administrative Agent have actual knowledge to the contrary or have received notice to the contrary from any other party to this Agreement.

(c)    The Administrative Agent may, without any liability to account, accept deposits from and lend money to and generally engage in any kind of banking or other business with the Borrower, as if it were not the Administrative Agent.
(d)    Except in its own right as a Lender, the Administrative Agent shall not be required to advance its own funds for any purpose, and in particular, shall not be required to pay with its own funds insurance premiums, taxes or public utility charges or the cost of repairs or maintenance with respect to the assets which are the subject matter of any security, nor shall it be required to pay with its own funds the fees of solicitors, counsel, auditors, experts or agents engaged by it as permitted hereby.
(e)    The Administrative Agent shall be entitled to receive a fee for acting as Administrative Agent, as agreed between the Administrative Agent and the Borrower pursuant to the terms of the Fee Letter.
12.10Acknowledgements, Representations and Covenants of Lenders
(a)    It is acknowledged and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, property, affairs, status and nature of the Borrower. Accordingly, each Lender confirms to the Administrative Agent that it has not relied, and will not hereafter rely, on the Administrative Agent (i) to check or inquire on its behalf into the adequacy or completeness of any information provided by the Borrower under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Administrative Agent) or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, property, affairs, status or nature of the Borrower.
(b)    Each Lender represents and warrants to the Administrative Agent and the Borrower that it has the legal capacity to enter into this Agreement pursuant to its constating documents and any applicable legislation and has not violated its constating documents or any applicable legislation by so doing.
(c)    Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), rateably according to its Proportionate Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or the transactions therein contemplated, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s negligence or wilful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Proportionate Share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preservation of any rights of the Administrative Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. The obligation of the Lenders to indemnify the Administrative Agent shall survive the termination of this Agreement.

(d)    Each of the Lenders acknowledges and confirms that in the event the Administrative Agent does not receive payment in accordance with this Agreement, it shall not be the obligation of the Administrative Agent to maintain the Credit Facility in good standing nor shall any Lender have recourse to the Administrative Agent in respect of any amounts owing to such Lender under this Agreement.
(e)    Each Lender acknowledges and agrees that its obligation to advance its Proportionate Share of Advances in accordance with the terms of this Agreement is independent and in no way related to the obligation of any other Lender hereunder.
(f)    Each Lender hereby acknowledges receipt of a copy of this Agreement and acknowledges that it is satisfied with the form and content of such documents.
(g)    Except to the extent recovered by the Administrative Agent from the Borrower, promptly following demand therefor, each Lender shall pay to the Administrative Agent an amount equal to such Lender’s Proportionate Share of any and all reasonable costs, expenses, claims, losses and liabilities incurred by the Administrative Agent in connection with this Agreement, except for those incurred by reason of the Administrative Agent’s negligence or wilful misconduct.
12.11Collective Action of the Lenders
Each of the Lenders hereby acknowledges that to the extent permitted by Applicable Laws, the remedies provided under the Credit Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any security are to be exercised not severally, but by the Administrative Agent upon the decision of the Majority Lenders or Lenders as required by this Agreement. Accordingly, notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Majority Lenders. Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given by the Majority Lenders, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent.
12.12Successor Administrative Agent
Subject to the appointment and acceptance of a Successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by giving thirty (30) days’ written notice thereof to the Lenders and the Borrower and may be removed at any time by all Lenders other than the Lender that is acting as Administrative Agent, upon thirty (30) days’ written notice of termination. Upon receipt of notice by the Lenders of the resignation of the Administrative Agent, or upon giving notice of termination to the Administrative Agent, the Majority Lenders (taking into account the Proportionate Share of the resigning or terminated Administrative Agent) may, within twenty-one (21) days and with the approval of the Borrower, such approval not to be unreasonably withheld or delayed, appoint a successor from among the Lenders or, if no Lender is willing to accept such an appointment, from among other financial institutions which each have combined capital and reserves in excess of Two Hundred and Fifty Million Canadian Dollars (Cdn.$250,000,000), and which have offices in Toronto, Ontario (the “Successor Administrative Agent”). If no Successor Administrative Agent has been so appointed and has accepted such appointment within twenty-one (21) days after the retiring Administrative Agent’s giving of notice of resignation or receiving of notice of termination, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a Successor Administrative Agent in accordance herewith. Upon the acceptance of any appointment as Administrative Agent hereunder by a Successor Administrative Agent, the retiring Administrative Agent shall pay the Successor Administrative Agent any unearned portion of any fee paid to the Administrative Agent for acting as such, and the Successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its further duties and obligations as Administrative Agent under this Agreement and the other Credit Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall continue to enure to its benefit and be binding upon it as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
12.13Provisions Operative Between Lenders and Administrative Agent Only
Except for the provisions of Subsections 12.8(e), 12.10(b), Sections 12.11, 12.12, 12.14, 12.15 and 12.16, the provisions of this Article relating to the rights and obligations of the Lenders and the Administrative Agent shall be operative as between the Lenders and the Administrative Agent only, and the Borrower shall not have any rights or obligations under or be entitled to rely for any purpose upon such provisions.
12.14Assignments and Participation - Approvals
A Lender may:
(a)    upon notice to the Borrower grant participation (a “Participation”) in all or any part of the rights, benefits and obligations of the Lenders hereunder to one or more Persons (each a “Participant”); or
(b)    assign (an “Assignment”) all or part of the rights, benefits and obligations of such Lender hereunder to one or more Persons (each an “Assignee”);
with the prior consent of the Borrower and the Administrative Agent, which consent may be withheld by any such party in its sole discretion. Any such Participant or Assignee may grant further Participation to other Participants or make further assignments to other Assignees; with the prior consent of the Borrower and the Administrative Agent, which consent may be withheld by any such party in its sole discretion. Notwithstanding the foregoing, no grant to a Participant or Assignment to an Assignee shall require the consent of the Borrower at a time when any Event of Default has occurred and is continuing.
12.15Assignments
(a)    Subject to Section 12.14, the Lenders collectively or individually may assign to one or more Assignees all or a portion of their respective rights and obligations under this Agreement (an undivided portion thereof corresponding to the portion of the Commitment being assigned) by way of Assignment. The parties to each such Assignment shall execute and deliver an Assignment Agreement in the form set out in Schedule 4 to the Borrower, and to the Administrative Agent for its consent and recording in the Register and, except in the case of an Assignment by the Lenders collectively or an Assignment by a Lender to an affiliate of that Lender, shall pay a processing and recording fee of Three Thousand, Five Hundred Canadian Dollars (Cdn.$3,500) to the Administrative Agent. After such execution, delivery, consent and recording the Assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it, have the rights and obligations of a Lender hereunder and the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than its indemnification rights) and be released from its obligations under this Agreement, other than obligations in respect of which it is then in default and liabilities arising from its actions prior to the Assignment, and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (other than its indemnification rights). The Lenders agree that, provided that no Event of Default under this Agreement or the Trust Indenture has occurred, no assignment shall be made which would result in any increased costs to the Borrower.
(b)    The agreements of an Assignee contained in an Assignment Agreement shall benefit the assigning Lender thereunder, the other Lenders, the Administrative Agent and the Borrower in accordance with the terms of the Assignment Agreement.
(c)    The Administrative Agent shall maintain at its address referred to herein a copy of each Assignment Agreement delivered and consented to by the Lender and, where required, by the Borrower and a register for recording the names and addresses of the Lenders and the Commitment of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Borrower, the Administrative Agent and each of the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, and need not recognize any Person as a Lender unless it is recorded in the Register as a Lender. The Register shall be available for inspection by any Lender or the Borrower at any reasonable time and from time to time upon reasonable prior notice.
(d)    Upon its receipt of an Assignment Agreement executed by an assigning Lender and an Assignee and approved by the Administrative Agent, and, where required, by the Borrower, the Administrative Agent shall, if the Assignment Agreement has been completed and is in the required form with such immaterial changes as are acceptable to the Administrative Agent:
(i)    record the information contained therein in the Register; and
(ii)    give prompt notice thereof to the other Lenders and the Borrower, and provide them with an updated version of Schedule 5.
12.16Participation
Each Lender may (subject to the provisions of Section 12.14) grant Participation to one or more financial institutions in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment), but the Participant shall not become a Lender and:
(a)    the Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;
(b)    the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
(c)    the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement; and

(d)    no Participant shall have any right to participate in any decision of the Lender or the Majority Lenders hereunder or to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Person therefrom.
Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 6.6 and Section 6.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.15.
(e)    Limitation on Participants Rights. A Participant shall not be entitled to receive any greater payment under Section 6.6 and Section 6.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
12.17Erroneous Payment Provision
(a)    If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of such Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of (x) a fluctuating rate per annum equal to the overnight rate at which Canadian Dollars may be borrowed by the Administrative Agent in the interbank market in an amount comparable to such Erroneous Payment (as determined by the Administrative Agent) and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of such Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.16(b).
(c)    Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver a Lender Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”). For the avoidance of doubt, it is hereby understood and agreed that the Erroneous Payment Subrogation Rights shall be deemed to constitute debts, liabilities or obligations owed by the Borrower hereunder.
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any debts, liabilities and obligations owed by the Borrower hereunder, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 12.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all debts, liabilities and obligations owed by the Borrower (or any portion thereof) under any Credit Document.
ARTICLE 13
MISCELLANEOUS
13.1Expenses
The Borrower shall, whether or not any or all of the transactions hereby contemplated shall be consummated, pay all reasonable costs and expenses of the Administrative Agent and the Lenders in connection with the preparation, execution, delivery, registration granting or obtaining of consents or approvals or the exercise of any discretion under this Agreement, the Credit Documents and all related documentation and the amendment and enforcement of, and the preservation of any of the Administrative Agent’s and Lender’s rights under, this Agreement, the Credit Documents and all related documentation, provided that any legal counsel retained will represent both the Administrative Agent and the Lenders and no costs or expenses for legal counsel incurred by any Lender individually shall be payable pursuant to this Section 13.1.

13.2Further Assurances
The Borrower shall, from time to time forthwith upon reasonable request by the Administrative Agent do, make and execute all such documents, acts, matters and things as may be required by the Administrative Agent to give effect to this Agreement and any of the Credit Documents.
13.3Notices
Any notice or communication to be given hereunder may be effectively given by delivering the same to the addresses hereafter set forth or by sending the same by facsimile to the numbers hereafter set forth. Any notice so delivered shall be deemed to have been received on the date delivered and any facsimile notice shall be deemed to have been received on transmission, if in either case the date thereof is a Business Day and if it is prior to 4:00 p.m. (Toronto, Ontario time) and, if not, on the next Business Day following delivery or transmission. The addresses for delivery and numbers for facsimiles of the parties for the purposes hereof shall be as set forth on the execution pages of this Agreement. Any party may from time to time notify the other party, in accordance with the provisions hereof, of any change of its address or facsimile number which thereafter, until changed by like notice, shall be the address or facsimile number of such party for all purposes of this Agreement.
If to the Administrative Agent and/or Co-Lead Arranger and Co-Bookrunner:
The Bank of Nova Scotia
Global Loan Syndications – Agency Services
40 Temperance Street, 6th Floor
Toronto, Ontario M5H 0B4

Attention – Head of Agency Services
Email: [***]
If to the Syndication Agent and/or Co-Lead Arranger and Co-Bookrunner:
Royal Bank of Canada
Royal Bank Plaza
200 Bay Street, 4th Floor, South Tower
P.O. Box 50
Toronto, Ontario M5J 2W7

Attention:    Managing Director
Facsimile:    [***]
If to the Co-Documentation Agents:
Bank of Montreal
BMO Capital Markets
Suite 900, 525 – 8th Avenue SW
Calgary, Alberta T2P 1G1

Attention:    Carol McDonald, Director
Facsimile:    [***]

and:
National Bank of Canada
Corporate & Investment Banking Group
450 – 1st Street SW, Suite 2802
Calgary, Alberta T2P 5H1

Attention:    James Dexter
Facsimile:    [***]
If to the Lenders:
The Toronto-Dominion Bank
Investment Banking
66 Wellington Street West, 9th Floor
Toronto, Ontario M5K 1A2

Attention:    Dave Manii
Facsimile:    [***]
and:
ATB Financial
Suite 600, 444 – 7th Avenue SW
Calgary, Alberta T2P 0X8

Attention:    Tim Poole, Director
Facsimile:    [***]
If to the Borrower and/or the General Partner:
AltaLink Management Ltd.
2611 – 3rd Avenue SE
Calgary, Alberta T2A 7W7

Attention:    Christopher Lomore, Vice President, Treasurer
Facsimile:    [***]
with a copy to:
Borden Ladner Gervais LLP
Centennial Place, East Tower
1900, 520-3rd Avenue S.W.
Calgary, Alberta T2P 0R3

Attention:    Colin Yeo
Facsimile:     [***]
13.4Survival
All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the Credit Documents and the obtaining of Accommodations.

13.5Benefit of Agreement
This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder other than as provided under ARTICLE 12.
13.6Severability
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibitions or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.7Entire Agreement
This Agreement, the Credit Documents and all documentation contemplated herein constitute the entire agreement among the parties relating to the subject matter hereof except for any fee agreements between the Borrower and the Administrative Agent.
13.8Credit Documents
Notwithstanding any contrary provision contained in the Credit Documents, in the event of any conflict or inconsistency between any of the provisions in this Agreement and any of the provisions in the Credit Documents, as against the parties hereto and their respective successors and permitted assigns the provisions in this Agreement shall prevail.
13.9Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original, and which together shall constitute one and the same document.
13.10Amendments/Approvals and Consents/Waivers
No amendment or waiver of any provision of this Agreement or of any Credit Document contemplated herein, nor consent to any departure by the Borrower therefrom, nor any approval, consent, opinion, confirmation of satisfaction, direction, specification or agreement to be given by the Lenders or the Administrative Agent on behalf of the Lenders hereunder shall be effective unless the same shall be in writing and signed by the Administrative Agent and then such amendment, waiver, consent, approval, opinion, confirmation of satisfaction, direction, specification or agreement shall be effective only in the specific instance and for the specific purpose for which it is given.
13.11Acknowledgement
The Borrower is a limited partnership formed under the Partnership Act (Alberta), a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that such limited partner has contributed or agreed to contribute to its capital and such limited partner’s pro rata share of any undistributed income.
[The remainder of this page intentionally left blank]

IN WITNESS OF WHICH the parties hereto have duly executed this Agreement as of the date set forth on the first page of this Agreement.

ALTALINK MANAGEMENT LTD., as General Partner of ALTALINK, L.P.

By:	/s/ David Koch
Name: David Koch
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Christopher J. Lomore
Name: Christopher J. Lomore
Title: Vice President, Treasurer

ALTALINK MANAGEMENT LTD.
By:	/s/ David Koch
Name: David Koch
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Christopher J. Lomore
Name: Christopher J. Lomore
Title: Vice President, Treasurer

Signature Page to Altalink (ALP) Sixth Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as Administrative Agent, Co-Lead Arranger and Co-Bookrunner

By:	/s/ Rob King
Name: Rob King
Title: Managing Director

By:	/s/ Venita Ramjattan
Name: Venita Ramjattan
Title: Associate

THE BANK OF NOVA SCOTIA, as Lender
By:	/s/ Kirt Millwood
Name: Kirt Millwood
Title: Managing Director & Head

By:	/s/ Andrew Rose
Name: Andrew Rose
Title: Associate Director

Signature Page to Altalink (ALP) Sixth Amended and Restated Credit Agreement

ROYAL BANK OF CANADA, as Syndication Agent, Co-Lead Arranger, and Co-Bookrunner

By:	/s/ Timothy P. Murray
Name: Timothy P. Murray
Title: Authorized Signatory

ROYAL BANK OF CANADA, as Lender
By:	/s/ Timothy P. Murray
Name: Timothy P. Murray
Title: Authorized Signatory

Signature Page to Altalink (ALP) Sixth Amended and Restated Credit Agreement

THE BANK OF MONTREAL, as Co-Documentation Agent
By:	/s/ Steven Patchet
Name: Steven Patchet
Title: Managing Director

By:
Name:
Title:

THE BANK OF MONTREAL, as Lender
By:	/s/ Steven Patchet
Name: Steven Patchet
Title: Managing Director

By:
Name:
Title:

Signature Page to Altalink (ALP) Sixth Amended and Restated Credit Agreement

NATIONAL BANK OF CANADA, as Co-Documentation Agent

By:	/s/ James Dexter
Name: James Dexter
Title: Authorized Signatory

By:	/s/ Mark Williamson
Name: Mark Williamson
Title: Authorized Signatory

NATIONAL BANK OF CANADA, as Lender

By:	/s/ James Dexter
Name: James Dexter
Title: Authorized Signatory

By:	/s/ Mark Williamson
Name: Mark Williamson
Title: Authorized Signatory

Signature Page to Altalink (ALP) Sixth Amended and Restated Credit Agreement

THE TORONTO-DOMINION BANK, as Lender

By:	/s/ David Manii
Name: David Manii
Title: Managing Director

By:	/s/ Ani Param
Name: Ani Param
Title: Vice President

Signature Page to Altalink (ALP) Sixth Amended and Restated Credit Agreement

ATB FINANCIAL, as Lender

By:	/s/ Trevor Guinard
Name: Trevor Guinard
Title: Director - Energy Infrastructure

By:	/s/ Amber Busby
Name: Amber Busby
Title: Associate Director

Signature Page to Altalink (ALP) Sixth Amended and Restated Credit Agreement

SCHEDULE 1
BORROWER’S CERTIFICATE OF COMPLIANCE

TO:    The Bank of Nova Scotia (“BNS”), as Administrative Agent for the Lenders, under the Credit Agreement
This Certificate is delivered to you pursuant to the Sixth Amended and Restated Credit Agreement made as of December 15, 2023, as amended, restated or replaced from time to time (the “Credit Agreement”) between AltaLink, L.P., AltaLink Management Ltd., BNS, as Administrative Agent, Co-Lead Arranger and Co-Bookrunner, Royal Bank of Canada (“RBC”), as Syndication Agent, Co-Lead Arranger and Co-Bookrunner, The Bank of Montreal (“BMO”) and National Bank of Canada (“NBC”), as Co-Documentation Agents, and BNS, RBC, BMO, NBC, The Toronto-Dominion Bank and ATB Financial, as Lenders, and the other Lenders which from time to time become a party thereto.
Capitalized terms used in this Certificate and not otherwise defined have the meanings given in the Credit Agreement.
The undersigned has read the provisions of the Credit Agreement which are relevant to the furnishing of this Certificate. The undersigned has made such examination and investigation as was, in the opinion of the undersigned, necessary to enable the undersigned to express an informed opinion on the matters set out herein.
The undersigned hereby certifies that as of the date hereof:
1.Representations and Warranties. The following representation and warranty of the Borrower and the General Partner is true and correct in all material respects as if made on and as of the date hereof, except as set out in Appendix I hereto or otherwise notified to BNS under the Credit Agreement: Financial Statements - the financial statements and forecasts of the Borrower and its Subsidiaries which have been provided to BNS are accurate and complete in all material respects, and fairly present the consolidated financial condition and business operations of the Borrower and its Subsidiaries, for the applicable reporting periods indicated therein and are prepared in a form and manner consistent with existing financial reporting practices of the Borrower in accordance with GAAP.
2.Default/Event of Default. No Default or Event of Default under the Credit Agreement has occurred and is continuing.
3.Limitation on Indebtedness. The aggregate amount of all Indebtedness of the Borrower (other than Financial Instrument Obligations in accordance with Section 6.3 of the Trust Indenture) does not exceed seventy-five percent (75%) of the Total Capitalization of the Borrower.
4.Permitted Joint Arrangements. (i) The total equity investment of the Borrower in Permitted JA Subsidiaries and Permitted Joint Arrangements does not exceed an aggregate amount equal to Cdn.$200,000,000; and (ii) the Borrower has not formed any Subsidiaries other than Permitted JA Subsidiaries and has not entered into any joint ventures or joint arrangements other than Permitted Joint Arrangements. The following represents investments by the Borrower in Permitted JA Subsidiaries and Permitted Joint Arrangements as of the date hereof which aggregate amount does not exceed Cdn.$200,000,000: [Borrower to provide details.].

DATED this      day of             , 20__ .

ALTALINK MANAGEMENT LTD., as General Partner of ALTALINK, L.P.
By:
Name: David Koch
Title: Executive Vice President and Chief Financial Officer
By:
Name: Christopher J. Lomore
Title: Vice President, Treasurer
I/We have the authority to bind the Corporation.

ALTALINK MANAGEMENT LTD.
By:
Name: David Koch
Title: Executive Vice President and Chief Financial Officer
By:
Name: Christopher J. Lomore
Title: Vice President, Treasurer
I/We have the authority to bind the Corporation.

ALP Sixth Amended and Restated Credit Agreement – Certificate of Compliance – Signature Page

APPENDIX I
EXCEPTIONS AND QUALIFICATIONS TO
BORROWER’S CERTIFICATE OF COMPLIANCE

SCHEDULE 2(A)
NOTICE OF BORROWING
The Bank of Nova Scotia
Global Wholesale Operations – Loan Administration
150 King Street West, 6th Floor
Toronto, Ontario M5H 1J9

Attention: Senior Manager
Email: [***]
The Lenders under the Credit Agreement
Dear Sirs/Mesdames:
You are hereby notified that the undersigned, intends to avail itself of the Credit Facility established in its favour pursuant to the Sixth Amended and Restated Credit Agreement made as of December 15, 2023, as amended, restated or replaced from time to time (the “Credit Agreement”) between AltaLink, L.P., AltaLink Management Ltd., The Bank of Nova Scotia (“BNS”), as Administrative Agent, Co-Lead Arranger and Co-Bookrunner, Royal Bank of Canada (“RBC”), as Syndication Agent, Co-Lead Arranger and Co-Bookrunner, The Bank of Montreal (“BMO”) and National Bank of Canada (“NBC”), as Co-Documentation Agents, and BNS, RBC, BMO, NBC, The Toronto-Dominion Bank and ATB Financial, as Lenders, and the other Lenders which from time to time become a party thereto.
Capitalized terms used in this Borrowing Notice and not otherwise defined have the meanings given in the Credit Agreement.
The undersigned hereby irrevocably requests a Borrowing as follows:
(a)Prime Rate Loan in the amount of Cdn.$, having a term of [add same provision for any other amount and term requested];
(b)Term CORRA Loan in the aggregate amount of $ having an Interest Period of [add same provision for any other amount and Interest Period requested]; and
(c)Daily Compounded CORRA Loan in the aggregate amount of $ having an Interest Period [add same provision for any other amount and Interest Period requested].
All Loans made pursuant to this Borrowing Notice shall be credited to the undersigned’s account no. at the Branch. The requested Borrowing Date is . [If the undersigned requires a bank draft to be issued by BNS as a debit to the undersigned account at the Branch and to be delivered on the undersigned’s behalf, add an irrevocable direction to that effect, specifying the Person to whom it is to be delivered.]
All representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects as if made on and as of the date hereof.

No Default or Event of Default under the Credit Agreement has occurred and is continuing.

DATED this      day             , 20_____.

ALTALINK MANAGEMENT LTD., as general partner of ALTALINK, L.P.
By:
Name:
Title:
By:
Name:
Title:
I/We have the authority to bind the Partnership.

SCHEDULE 2(B)
NOTICE OF ROLLOVER
The Bank of Nova Scotia
Global Wholesale Operations – Loan Administration
150 King Street West, 6th Floor
Toronto, Ontario M5H 1J9

Attention: Senior Manager
Email: [***]
The Lenders under the Credit Agreement
Dear Sirs/Mesdames:
We refer to Section 2.4 of the Sixth Amended and Restated Credit Agreement made as of December 15, 2023, as amended, restated or replaced from time to time (the “Credit Agreement”) between AltaLink, L.P., AltaLink Management Ltd., The Bank of Nova Scotia (“BNS”), as Administrative Agent, Co-Lead Arranger and Co-Bookrunner, Royal Bank of Canada (“RBC”), as Syndication Agent, Co-Lead Arranger and Co-Bookrunner, The Bank of Montreal (“BMO”) and National Bank of Canada (“NBC”), as Co-Documentation Agents, and BNS, RBC, BMO, NBC, The Toronto-Dominion Bank and ATB Financial, as Lenders, and the other Lenders which from time to time become a party thereto.
Capitalized terms used in this Notice and not otherwise defined have the meanings given in the Credit Agreement.
The Borrower hereby confirms that:
(a)it intends to repay the following [Term CORRA Loan]/[Daily Compounded CORRA Loan], as the case may be, on the current Interest Payment Date:
(i)aggregate amount - $____________;
(ii)Interest Payment Date _______________;
(b)the following [Term CORRA Loan]/[Daily Compounded CORRA Loan] are to be rolled over in accordance with the Credit Agreement on the current Interest Payment Date specified below:
(i)aggregate amount - $____________;
(ii)Interest Payment Date - ______________;
(iii)new Interest Period - _______________; and
(iv)new Interest Payment Date - ________________.
The Borrower hereby represents and warrants that the conditions contained in the Credit Agreement have been satisfied and will be satisfied as of the date hereof and before and after giving effect to such roll over on the applicable roll over date.
DATED this ___ day             , 20____.

ALTALINK MANAGEMENT LTD., as general partner of ALTALINK, L.P.
By:
Name:
Title:

By:
Name:
Title:
I/We have the authority to bind the Partnership.

SCHEDULE 2(C)
NOTICE OF CONVERSION
The Bank of Nova Scotia
Global Wholesale Operations – Loan Administration
150 King Street West, 6th Floor
Toronto, Ontario M5H 1J9

Attention: Senior Manager
Email: [***]
The Lenders under the Credit Agreement
Dear Sirs/Mesdames:
We refer to Section 2.4 of the Sixth Amended and Restated Credit Agreement made as of [December 15, 2023], as amended, restated or replaced from time to time (the “Credit Agreement”) between AltaLink, L.P., AltaLink Management Ltd., The Bank of Nova Scotia (“BNS”), as Administrative Agent, Co-Lead Arranger and Co-Bookrunner, Royal Bank of Canada (“RBC”), as Syndication Agent, Co-Lead Arranger and Co-Bookrunner, The Bank of Montreal (“BMO”) and National Bank of Canada (“NBC”), as Co-Documentation Agents, and BNS, RBC, BMO, NBC, The Toronto-Dominion Bank and ATB Financial, as Lenders, and the other Lenders which from time to time become a party thereto.
Capitalized terms used in this Notice and not otherwise defined have the meanings given in the Credit Agreement.
Pursuant to the Credit Agreement, we hereby give notice of our irrevocable request for a conversion of Advances in the amount of $______________ outstanding by way of [insert type of loan] into corresponding Borrowings by way of [insert new type of loan] on the _________ day of ___________, 20____. [The term of the new Prime Rate Loan shall be ________ with a new maturity date of ____________, 20____.][The Interest Period of the new [Term CORRA]/[Daily Compounded CORRA] Loan shall be ________ with Interest Payment Date of ____________, 20____.]
The Borrower hereby represents and warrants that the conditions contained in the Credit Agreement have been satisfied and will be satisfied as of the date hereof and before and after giving effect to such conversion on the applicable conversion date.
DATED this      day             , 20____.

ALTALINK MANAGEMENT LTD., as general partner of ALTALINK, L.P.
By:
Name:
Title:
By:
Name:
Title:
I/We have the authority to bind the Partnership.

SCHEDULE 3
NOTICE OF EXTENSION
The Bank of Nova Scotia
Global Loan Syndications – Agency Services
40 Temperance Street, 6th Floor
Toronto, Ontario M5H 0B4

Attention – Head of Agency Services
Email: [***]

Dear Sirs/Mesdames:
You are hereby notified that the undersigned wishes to extend the Maturity Date for the Credit Facility for a three hundred and sixty-five (365) day period from the date stipulated in your acceptance of this request. Capitalized terms used in this Notice of Extension and not otherwise defined have the meanings given in the Sixth Amended and Restated Credit Agreement made as of December 15, 2023, between AltaLink, L.P., AltaLink Management Ltd., The Bank of Nova Scotia (“BNS”), as Administrative Agent, Co-Lead Arranger and Co-Bookrunner, Royal Bank of Canada (“RBC”), as Syndication Agent, Co-Lead Arranger and Co-Bookrunner, The Bank of Montreal (“BMO”) and National Bank of Canada (“NBC”), as Co-Documentation Agents, and BNS, RBC, BMO, NBC, The Toronto-Dominion Bank and ATB Financial, as Lenders, and the other Lenders which from time to time become a party thereto.
DATED this __ day of _______________, 20____.

ALTALINK MANAGEMENT LTD., as general partner of ALTALINK, L.P.

By:
Name:
Title:

By:
Name:
Title:
I/We have the authority to bind the Partnership.

SCHEDULE 4
ASSIGNMENT AGREEMENT
TO:        THE BANK OF NOVA SCOTIA (“BNS”)
AND TO:    ALTALINK, L.P. (the “Borrower”)
The Borrower has entered into the Sixth Amended and Restated Credit Agreement made as of December 15, 2023, as amended, restated or replaced from time to time, (the “Credit Agreement”) between the Borrower, AltaLink Management Ltd., BNS, as Administrative Agent, Co-Lead Arranger and Co-Bookrunner, Royal Bank of Canada (“RBC”), as Syndication Agent, Co-Lead Arranger and Co-Bookrunner, The Bank of Montreal (“BMO”) and National Bank of Canada (“NBC”), as Co-Documentation Agents, and BNS, RBC, BMO, NBC, The Toronto-Dominion Bank and ATB Financial, as Lenders, and the other Lenders which from time to time become a party thereto.
(the “Assignee”) wishes to acquire some of the rights of (the “Assignor”) under the Credit Agreement and accordingly the Assignor and the Assignee furnish this Assignment Agreement to the Borrower subject to the terms of the Credit Agreement. Capitalized terms in this Assignment Agreement shall have the meanings set out in the Credit Agreement.
1.The Assignee acknowledges that it has received and reviewed a copy of the Credit Agreement and further acknowledges the provisions of the Credit Agreement.
2.The Assignor hereby sells, assigns and transfers to the Assignee an undivided % interest in the Credit Facility and the Credit Agreement so that the Assignor’s commitment will now be Cdn.$ and the Assignee’s commitment will be Cdn.$.
3.The Assignee, by its execution and delivery of this Assignment Agreement, agrees from and after the date hereof to be bound by and to perform all of the terms, conditions and covenants of the Credit Agreement applicable to the Assignor, all as if such Assignee had been an original party thereto. The Assignee will not set off any amounts owing by the Borrower to such Assignee (other than pursuant to this Assignment Agreement) against any amounts the Assignee is obliged to advance under the Credit Agreement.
4.Notices under the Credit Agreement shall be given to the Assignee at the following address and facsimile number:
[Insert Address]

Attention:
Facsimile:
5.The provisions hereof shall be binding upon the Assignee and the Assignor and their respective successors and permitted assigns and shall enure to the benefit of the Borrower and its successors and assigns.

6.This Assignment Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.
IN WITNESS WHEREOF the undersigned have caused this Assignment Agreement to be duly executed this ___ day of ______________, 20____.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

By:
Name:
Title:
I/We have the authority to bind the Corporation.

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

By:
Name:
Title:
I/We have the authority to bind the Corporation.

The Bank of Nova Scotia, as Administrative Agent consents to the above assignment.

THE BANK OF NOVA SCOTIA, as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGEMENT

ACKNOWLEDGED AND AGREED to this __ day of _______________, 20____.

ALTALINK MANAGEMENT LTD., as general partner of ALTALINK, L.P.

By:
Name:
Title:

By:
Name:
Title:
I/We have the authority to bind the Partnership.

SCHEDULE 5
LENDERS’ COMMITMENTS

Lender	Lender’s Commitment
The Bank of Nova Scotia	$119,000,000
Royal Bank of Canada	$119,000,000
The Bank of Montreal	$98,000,000
The Toronto-Dominion Bank	$77,000,000
National Bank of Canada	$53,000,000
ATB Financial	$34,000,000